UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to Section 240.14a-12

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MID-AMERICA APARTMENT COMMUNITIES, INC.

March 22, 2013

To our shareholders:

You are invited to attend the 2013 Annual Meeting of Shareholders of Mid-America Apartment Communities, Inc. to be held at 11:00 a.m., Central Daylight Time, on Tuesday, May 21, 2013, at our corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138. The Notice of Annual Meeting of Shareholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about us.

During the meeting, management will review our 2012 fiscal year and provide a report on our progress, including recent developments. Shareholders will also have the opportunity to ask questions about us.

Along with the other members of the Board of Directors and management, I look forward to greeting you at the Annual Meeting if you are able to attend.

Cordially,

H. Eric Bolton, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

MID-AMERICA APARTMENT COMMUNITIES, INC.
6584 Poplar Avenue
Memphis, Tennessee 38138

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 21, 2013

TIME, DATE & PLACE

The 2013 Annual Meeting of Shareholders, or the Annual Meeting, will be held at 11:00 a.m., Central Daylight Time, on Tuesday, May 21, 2013, at our corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138.

ITEMS OF BUSINESS

Shareholders will consider and vote on the following items at the Annual Meeting:

1.	Election of the seven directors named herein to serve for one year and until their successors have been duly elected and qualified;
2.	An advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
3.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013; and
4.	Such other business as may properly come before the meeting or any adjournment thereof.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL ITEMS.

WHO MAY VOTE

Shareholders of record at the close of business on Friday, March 15, 2013, are entitled to receive this notice and vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 21, 2013. The Proxy Statement, Form 10-K and 2012 Annual Report are available at www.ProxyVote.com.

HOW TO VOTE

Your vote is important. Please refer to the Proxy Card and the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By Order of the Board of Directors

Leslie B.C. Wolfgang
Senior Vice President, Director of Investor Relations
and Corporate Secretary

Memphis, Tennessee
March 22, 2013

Whether or not you plan to attend the Annual Meeting, please submit your proxy prior to the Annual Meeting by following the instructions on the enclosed Proxy Card or voter instruction form. Shareholders who attend the Annual Meeting may vote even if they have already sent in a proxy.

MID-AMERICA APARTMENT COMMUNITIES, INC.
6584 Poplar Avenue
Memphis, Tennessee 38138

PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF SHAREHOLDERS

Mid-America Apartment Communities, Inc. is soliciting proxies, and your vote is very important. For this reason, our Board of Directors is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed Proxy Card. In connection with our solicitation of proxies, we are mailing this Proxy Statement, the enclosed Proxy Card, our 2012 Annual Report, and our 2012 Annual Report on Form 10-K to all shareholders beginning on or about April 8, 2013.

In this Proxy Statement, terms such as “MAA”, “we,” “us” and “our” refer to Mid-America Apartment Communities, Inc.

INFORMATION ABOUT THE MEETING

When is the Annual Meeting?

The Annual Meeting will be held on Tuesday, May 21, 2013, at 11:00 a.m., Central Daylight Time.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at our corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138.

What items will be voted on at the Annual Meeting?

You will vote on the following matters:

1.	Election of seven directors named herein to serve for one year and until their successors have been duly elected and qualified;
2.	An advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement;
3.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013; and
4.	Such other business as may properly come before the meeting or any adjournment thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

1.	“FOR” the election of the seven nominees named herein to serve on the Board of Directors;
2.	“FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement; and
3.	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2013.

If any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Do directors attend the annual meeting of shareholders?

We do not require our directors to attend our Annual Meeting, but our Board of Directors encourages its members to attend. All of our directors attended last year’s Annual Meeting of Shareholders held on May 24, 2012.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, March 15, 2013, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on the record date at the annual meeting, or any postponement or adjournment of the annual meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. As of the close of business on March 15, 2013, we had 42,431,541 shares of common stock outstanding.

Shareholders of Record:  Shares Registered in Your Name. If on March 15, 2013 your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed Proxy Card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank. If on March 15, 2013 your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote my shares?

Shareholders of Record:  If you are a shareholder of record (your shares are registered directly in your name with our transfer agent) you may vote your shares in person or by proxy:

In Person:  You may attend the Annual Meeting and vote in person.

By Proxy:  You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your Proxy Card by mail.

•	By Telephone: You may submit your voting instructions by telephone by following the instructions printed on the Proxy Card. If you submit your voting instructions by telephone, you do not have to mail in your Proxy Card.
•	On the Internet: You may vote on the Internet by following the instructions printed on the Proxy Card. If you vote on the Internet, you do not have to mail in your Proxy Card.
•	By Mail: If you properly complete and sign the enclosed Proxy Card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

Beneficial Owner:  If you are a beneficial owner (your shares are held in an account with a brokerage firm, bank, dealer or similar organization), you may vote your shares in person or by proxy:

In Person:  You may attend the Annual Meeting and vote in person; however, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

By Proxy:  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a Proxy Card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the Proxy Card to ensure that your vote is counted. Alternatively, follow the instructions provided by your broker or bank to vote by telephone or over the Internet as that organization allows.

What if I have shares in the MAA Employee Stock Ownership Plan?

If you have shares in an account under our Employee Stock Ownership Plan, you have the right to vote the shares in your account. To do this, you must sign and timely return the Proxy Card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the Proxy Card.

How will my vote be cast?

Your vote will be cast as you indicate on your Proxy Card. If you submit an executed proxy without marking any voting selections, your shares will be voted as follows:

1.	“FOR” the election of the seven nominees named herein to serve on the Board of Directors;
2.	“FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement; and
3.	“FOR” the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for 2013.

If any additional matters are properly presented at the meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes and (with respect to proposals other than the election of directors) “Against” and “Abstain” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.

Can I change my vote after I return my Proxy Card?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date;
2.	You may send a written notice that you are revoking your proxy to our Corporate Secretary, 6584 Poplar Avenue, Memphis, Tennessee 38138; or
3.	You may attend the Annual Meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

1.	For the election of directors, the seven nominees receiving the most “For” votes will be elected. Neither Abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.
2.	For the advisory (non-binding) vote on the compensation of our named executive officers to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.
3.	Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of Ernst & Young LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

How many shares must be present to constitute a quorum for the meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the Annual Meeting or by proxy. On March 15, 2013, the record date, there were 42,431,541 shares outstanding and entitled to vote. Thus 21,215,771 shares must be represented by shareholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Form 8-K, which can be found on the “For Investors” page of our website (http://ir.maac.com) following the report’s filing with the Securities and Exchange Commission within four business days of the meeting. Information from this website is not incorporated by reference into this Proxy Statement.

ADDITIONAL INFORMATION

How and when may I submit a shareholder proposal for the 2014 Annual Meeting?

Our annual meeting of shareholders generally is held in May of each year. We will consider for inclusion in our proxy materials for the 2014 Annual Meeting of Shareholders, shareholder proposals that are received at our executive offices no later than December 9, 2013, and that comply with our Amended and Restated Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to our Corporate Secretary at MAA, 6584 Poplar Avenue, Memphis, Tennessee 38138.

Pursuant to our Amended and Restated Bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2014 Annual Meeting of Shareholders, you must notify our Corporate Secretary, in writing, no later than the close of business on February 20, 2014 nor earlier than the close of business on January 21, 2014. We also advise you to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2014 Annual Meeting of Shareholders between April 21, 2014 and July 20, 2014. The Chairman of the 2014 Annual Meeting of Shareholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2014 Annual Meeting of Shareholders will confer discretionary voting authority with respect to any matter presented by a shareholder at that meeting for which we have not been provided with timely notice.

How can I obtain the Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, including the financial statements, and financial statement schedules is being mailed along with this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2012, including all exhibits may be obtained from the SEC Filings and Reports link on the For Investors page of our web-site at http://ir.maac.com or received free of charge by writing Investor Relations at MAA, 6584 Poplar Avenue, Memphis, Tennessee 38138.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We expect that this Proxy Statement will first be sent to shareholders on or about April 8, 2013. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same last name and address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

We and some brokers household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or by marking the appropriate box on your Proxy Card if you hold registered shares.

We can only household registered shares. If you own registered shares as well as hold shares in a brokerage account, you will continue to receive multiple copies of the Proxy Statement. Similarly, if you own shares in more than one brokerage firm, you can only household the Proxy Statements you receive within each individual brokerage house.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact our Investor Relations Department at 6584 Poplar Avenue, Memphis, Tennessee 38138, or email investor.relations@maac.com or call (901) 682-6600.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

What is our philosophy regarding corporate governance?

We believe that effective corporate governance is critical to our long-term health and our ability to create value for our shareholders. We have continued to review our corporate governance policies and practices and to compare them to the practices of other public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit the company and our shareholders. Based on this review, the Board of Directors has established and maintains Corporate Governance Guidelines that include detailed specifications for director qualification and responsibility. You may find a copy of our Corporate Governance Guidelines in the Governance Documents section of the Corporate Overview link on the “For Investors” page of our website at http://ir.maac.com.

The responsibilities of our Board of Directors and its committees are described below, along with other corporate governance-related disclosures. All of our Board of Directors’ committees have written charters, which can be found in the Governance Documents section of our Corporate Overview link on the For Investors page of our website at http://ir.maac.com. We will also provide a copy of any committee charter, the Corporate Governance Guidelines or our Code of Business Conduct and Ethics without charge upon written request sent to: MAA, Attention: Investor Relations, 6584 Poplar Avenue, Memphis, Tennessee 38138. Our Board of Directors may, from time-to-time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by our Board of Directors.

How many independent directors do we have?

Our Board of Directors has affirmatively determined that six of our current seven director nominees are independent: Alan B. Graf, Jr. (Nominee), Ralph Horn (Nominee), Philip W. Norwood (Nominee), W. Reid Sanders (Nominee), William B. Sansom (Nominee), and Gary Shorb (Nominee). All of these directors meet the independence standards of our Corporate Governance Guidelines, the New York Stock Exchange, or the NYSE, listing standards and applicable SEC rules.

How do we determine whether a director is independent?

A director is considered independent if our Board of Directors affirmatively determines that the director has no direct or indirect material relationship with us. Consistent with the requirements of the SEC and the NYSE, our Board of Directors reviews all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors. Our Board of Directors has adopted the following categorical standards:

•	A director who is an employee or whose immediate family member is one of our executive officers is not independent until three years after the end of such employment relationship.
•	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation.
•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, any of our present or former internal or external auditors is not independent until three years after the end of the affiliation or the employment or auditing relationship.
•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executive officers serve on that company’s Compensation Committee is not independent until three years after the end of such service or the employment relationship.
•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

Our Board of Directors consults with our corporate counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time-to-time.

Do any independent directors have relationships with us that the Board of Directors determined were not material?

Mr. Graf is an Executive Vice President and Chief Financial Officer of FedEx Corporation. In the normal course of business, we use FedEx as an overnight courier. Our Board of Directors concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Graf’s independent judgment, and therefore does not prevent him from being independent.

Mr. Horn was Chairman of the Board of Directors of First Tennessee National Corporation, or FTNC, now First Horizon National Corporation, or FHNC, until December 2003 and was previously the President and Chief Executive Officer of FTNC until 2002. Mr. Sansom served on the Board of Directors and Executive Committee of FHNC until April 2012. We have a line of credit with a group of banks led by KeyBank. First Tennessee Bank, the principal banking subsidiary of FHNC, has committed $20 million, or approximately 6% of the total, towards this line of credit. First Tennessee Bank has also committed $12.5 million, or approximately 8% of the total, towards our $150 million term loan. Both the line of credit and term loan were entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between unrelated parties. In the normal course of business, we may also utilize FHNC for certain banking services, including corporate credit cards or checking and/or depository accounts. We have banking relationships with several banks dependent upon fees and availability in the geographic regions of our apartment communities. Due to the arm’s-length nature of the transactions, our Board of Directors concluded that these relationships are not material and do not otherwise impair, or appear to impair, Mr. Horn’s or Mr. Sansom’s independent judgment, and therefore do not prevent either of them from being independent.

Mr. Sansom also serves as the Chairman of the Board of Directors for the Tennessee Valley Authority, or TVA. TVA is a public power company which supplies wholesale power to municipal and cooperative power distributors as well as large industries and government installations. Some of MAA’s communities may be served by power companies who purchase power from TVA. None of MAA’s communities buy power directly from TVA. As MAA communities would have no influence over the wholesale choices of the power companies that serve them, our Board of Directors concluded that this potential relationship is not material and does not otherwise impair, or appear to impair, Mr. Sansom’s independent judgment, and therefore does not prevent him from being independent.

Mr. Shorb serves as the President and Chief Executive Officer of Methodist Le Bonheur Healthcare. Our medical insurance plans treat the Methodist Le Bonheur Healthcare system of hospitals as in-network for Memphis-area based employees. We contract our medical insurance plans through CIGNA, Inc. and have no direct input on the choice of hospital associations. As MAA has no influence over the hospital systems considered in-network in our medical insurance plans, our Board of Directors concluded that this potential relationship is not material and does not otherwise impair, or appear to impair, Mr. Shorb’s independent judgment, and therefore does not prevent him from being independent.

How many times did our Board of Directors meet last year?

Our Board of Directors met 13 times during 2012.

Did any of our directors attend fewer than 75% of the meetings of the Board of Directors and their assigned committees?

All of the directors who were serving during the calendar year 2012 attended more than 75% of the meetings of our Board of Directors and their assigned committees during the fiscal year.

How is our Board of Directors structured?

If all of our director nominees are elected by our shareholders, the leadership structure of our Board of Directors will include a combined Chairman of the Board and Chief Executive Officer and six independent directors. All of our directors serve with equal importance and have an equal vote on all matters. Our independent directors meet without management present at regularly scheduled executive sessions. Messrs. Graf and Horn serve as co-lead independent directors and, as such, alternate leading the meetings of the independent directors. Our Board of Directors believes that we have been and continue to be well served by having our Chief Executive Officer also serve as Chairman of the Board of Directors. Our Board of Directors has three standing committees (Audit, Compensation and Nominating and Corporate Governance) which are all led by chairmen who are independent directors and are 100% comprised of independent directors. We believe that the current board leadership model, when combined with the composition of our Board of Directors, the strong leadership of our independent directors, the Board committees and the corporate governance policies already in place, strikes an appropriate balance between consistent leadership and independent oversight of our business and affairs.

Does our Board of Directors meet regularly without management present?

Our directors, excluding Mr. Bolton, regularly meet without management present. As co-lead independent directors, Messrs. Graf and Horn alternate leading the meetings of the independent directors. The independent directors held four executive sessions during 2012.

Does our Board of Directors have any standing committees?

We have three standing committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. The members of each committee are independent, pursuant to the standards set forth in our Corporate Governance Guidelines, the NYSE listing standards and applicable SEC rules. Each standing committee of our Board of Directors has a charter, which can be found in the Governance Documents section of the Corporate Overview link on the “For Investors” page of our website at http://ir.maac.com.

The current membership of and information about each of our Board of Director committees is shown below.

Committee/Current Members	Committee Functions
Audit Committee Current Members Mr. Graf (Chairman) General Grinalds Mr. Sanders Mr. Shorb Number of meetings held in 2012: Eight	• appoints, determines the compensation of, oversees and evaluates the work of the independent registered public accounting firm;
• pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

•

reviews and discusses with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and our disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Qs and Form 10-Ks;

• reviews and discusses with management and the independent registered public accounting firm the adequacy and effectiveness of our systems of internal accounting and financial controls;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

• reviews with management and the independent registered public accounting firm our compliance with the requirements for qualification as a REIT; and
• issues a report annually as required by the SEC’s proxy solicitation rules.
Compensation Committee Current Members: Mr. Norwood (Chairman) Mr. Horn Mr. Sansom Number of meetings held in 2012: Five	• reviews and approves our compensation objectives;

•

reviews and recommends the compensation programs, plans, and awards for the CEO to the Board of Directors and approves such for the other executive officers, after taking into consideration any past “Say-on-Pay” votes by the shareholders;

• reviews and approves any employment and severance arrangements and benefits of the CEO and executive officers;
• recommends to the Board of Directors how often MAA should submit to the shareholders the “Say-on-Pay” vote;
• recommends the compensation for directors to the Board of Directors;
• evaluates and oversees risks associated with compensation policies and practices;
• acts as administrator as may be required for our equity-related incentive plans;
• reviews and discusses with management the information contained in the Compensation Discussion and Analysis section of the Proxy Statement;
• assesses the independence of, retains and oversees compensation consultants, outside counsel and other advisors assisting the committee with the performance of its duties; and
• issues a report annually related to executive compensation, as required by the SEC’s proxy solicitation rules.

Committee/Current Members	Committee Functions
Nominating and Corporate Governance Committee Current Members: Mr. Horn (Chairman) Mr. Norwood Mr. Sansom Number of meetings held in 2012: Three	• provides assistance and oversight in identifying qualified candidates to serve as members of the Board of Directors;
• reviews the qualification and performance of incumbent directors to determine whether to recommend them as nominees for reelection;
• reviews and considers candidates for directors who may be suggested by any director or executive officer, or by any shareholder if made in accordance with our charter, bylaws and applicable law; and
• recommends to the Board of Directors appropriate corporate governance principles that best serve the practices and objectives of the Board of Directors.

Does the Audit Committee have an Audit Committee Financial Expert?

Our Board of Directors has determined that Mr. Graf meets the qualifications of an audit committee financial expert as defined by applicable SEC rules.

How does the Board of Directors select director candidates?

At the Annual Meeting, shareholders are being asked to elect Messrs. Bolton, Graf, Horn, Norwood, Sanders, Sansom, and Shorb to serve until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Director Nomination Policy

It is the policy of the Nominating and Corporate Governance Committee to review and consider all candidates for nomination and election as directors who may be suggested by any of our directors or executive officers. It is our policy to refer to our Nominating and Corporate Governance committee for consideration any director candidate recommended by any shareholder who beneficially owns at least 1,000 shares of our common stock if made in accordance with our Charter, Amended and Restated Bylaws and applicable law.

We will consider for inclusion in our proxy materials for the 2014 Annual Meeting of Shareholders, shareholder proposals that are received at our executive offices no later than December 9, 2013 and that comply with our Amended and Restated Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, MAA, 6584 Poplar Avenue, Memphis, TN 38138. If you would like to recommend a director candidate, you must follow the procedures outlined above under the caption “Additional Information — How and when may I submit a shareholder proposal for the 2014 Annual Meeting?”

If a shareholder is recommending a candidate to serve on our Board of Directors, the recommendation must include the information specified in our Amended and Restated Bylaws, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;
•	The class or series and number of our shares which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner;
•	Any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares or with a value derived in whole or in part from the value of any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or collectively a “Derivative Instrument,” directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares;

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any of our securities;
•	Any short interest in any of our securities;
•	Any rights to dividends on our shares owned beneficially by such shareholder that are separated or separable from the underlying shares;
•	Any proportionate interest in our shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;
•	Any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household; and
•	All information regarding the nominee that would be required to be included in our Proxy Statement by the rules of the SEC, including the nominee’s age, business experience for the past five years and any other directorships currently held by the nominee or held in the last five years, as well as information regarding certain legal proceedings involving the nominee over the last 10 years.

Minimum Director Qualifications

The Nominating and Corporate Governance Committee along with our Board of Directors is responsible for determining the skills and characteristics that need to be met by each director and director nominee. In determining director or director nominee qualifications, views of both the individual and our Board of Directors as a whole shall be considered.

A director or director nominee’s knowledge and/or experience in areas such as, but not limited to, real estate investing, Real Estate Investment Trusts, or REITs, management, leadership, public companies, equity and debt capital markets, and public company financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of our Board of Directors, as a whole.

Our Board of Directors does not impose term limits but has adopted a retirement age of 75 after which a director will not be nominated for election. While it is believed that a director’s knowledge and/or experience can continue to provide benefit to our Board of Directors following a director’s retirement from their primary work affiliation, it is recognized that a director’s knowledge of and involvement in ever changing business environments can weaken and therefore their ability to continue to be an active contributor to our Board of Directors shall be reviewed. Upon a director’s change in employment status, they are required to notify the Chairman of our Board of Directors and the Nominating and Corporate Governance Committee of such change and to offer their resignation for review.

Other characteristics including, but not limited to, the director or director nominee’s material relationships with us, time availability, service on other boards of directors and their committees, or any other characteristics that may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee shall be reviewed for purposes of determining a director or director nominee’s qualification.

The Nominating and Corporate Governance Committee seeks to provide diversity on our Board of Directors with a depth of experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a policy about diversity as it pertains solely to our Board of Directors, all of our directors are participants along with our employees in our Code of Business Conduct and Ethics which embodies diversity as a tremendous asset and one which should be actively embraced. The Nominating and Corporate Governance Committee seeks to embody the spirit of our Code of Business Conduct and Ethics by valuing a diversity of experiences and perspectives in our directors and director nominees.

Members of the Nominating and Corporate Governance Committee as well as other Board of Director members and members of executive management may meet with directors or director nominees for purposes of determining their qualification.

Can I communicate directly with the Board of Directors?

Yes. Shareholders and other interested parties may communicate in writing with our Board of Directors, any of its committees, its independent directors, or any individual director by using the following address:

Corporate Secretary
ATTN: {Group or director to whom you are addressing}
MAA
6584 Poplar Avenue
Memphis, TN 38138

All letters addressed to our Board of Directors or its committees will be forwarded to the appropriate chairman. Letters addressed to the independent directors will be forwarded to one of our lead independent directors. Letters addressed to individual directors will be forwarded to the addressee.

Do we have a Code of Ethics?

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our executive officers, including the Chief Executive Officer, or CEO, and Chief Financial Officer as well as our directors and employees. The Code of Business Conduct and Ethics is available in the Governance Documents section of the Corporate Overview link on the For Investors page of our website at http://ir.maac.com. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our CEO, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

What role does the Board of Directors play in risk management?

Both the Board of Directors as a whole and its respective committees serve an active role in overseeing management of our risks. Our Board of Directors regularly reviews, with members of our senior management and outside advisors, information regarding our strategy and key areas of the company including operations, finance, legal and regulatory, as well as the risks associated with each. Senior management as well as outside advisors also periodically meet with each committee and make representations associated with the risks relevant to the respective committee’s area of focus. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees risks associated with financial matters such as accounting, internal controls over financial reporting, tax, fraud assessment and financial policies. The Nominating and Corporate Governance Committee manages risks associated with corporate governance policies, the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our Board of Directors is regularly informed through committee reports about such risks.

What is the role of the Compensation Committee?

Scope of Authority.  The Compensation Committee reviews and approves our compensation objectives and our compensation programs, plans, and awards for executive officers, among other things. The Compensation Committee’s charter can be found in the Governance Documents section in the Corporate Overview link on the “For Investors” page of our website at http://ir.maac.com. The Compensation Committee reviews its charter on an annual basis and, if necessary, recommends changes to the charter to our Board of Directors for approval.

The Compensation Committee consists of Messrs. Norwood (Chairman), Horn and Sansom, each of whom is an independent director as affirmatively determined by our Board of Directors, in consultation with outside counsel. Our Board of Directors consults with our outside counsel to ensure that our Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Mr. Norwood, as chairman of the Compensation Committee, is responsible for setting the agenda for meetings. The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of two or more members of the Compensation Committee, and may delegate authority to make grants and awards under any equity-based plan to the CEO with such limitations as determined by the Compensation Committee and as may be required by law or the listing standards of the NYSE. To date, the Compensation Committee has made no such delegation of its responsibilities.

Roles of Executives in Establishing Compensation.  While Mr. Bolton, our CEO, does participate in general meetings of the Compensation Committee, he does not participate in executive sessions nor does he participate in any discussions concerning his own compensation. Annually, upon request from the Compensation Committee, Mr. Bolton provides the Compensation Committee with data pertinent to his and other executive officer’s compensation. This information may from time-to-time include peer executive compensation levels, achievement of individual performance components of their annual bonus plans or data pertinent to their annual base salary increases. The Compensation Committee utilizes this information, along with input from committee members and, at times, outside consultants before making final independent compensation decisions. Mr. Bolton also provides data pertinent to the terms of our long-term incentive plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, Mr. Bolton, along with our Corporate Secretary and/or outside legal counsel, prepare and present to the Compensation Committee, the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All incentive plans are ultimately developed and adopted by the Compensation Committee.

Use of Compensation Consultant.  The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at our expense and upon terms established by the Compensation Committee. The Compensation Committee has periodically hired external consultants to review the compensation program offered to executive management, benchmark it against industry and peer levels and offer suggestions for changes. The Compensation Committee hired FPL Associates in 2011 to consult on executive and director compensation for 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General Policy

We have adopted a Code of Business Conduct and Ethics, which specifies our policy relating to conflicts of interest. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when an individual’s private interests interfere in any way or appear from the perspective of a reasonable person to interfere in any way with the interests of the company. Under the Code of Business Conduct and Ethics, an employee who becomes aware of a potential conflict of interest must report the conflict to a supervisor or our internal audit group. If the potential conflict of interest involves our chief executive officer, any of our executive officers, or a director, our Board of Directors will determine whether to grant a waiver if a conflict of interest exists. On an annual basis, the Nominating and Corporate Governance Committee, as well as the full Board of Directors, reviews the independence of each Director, all transactions involving related parties and any potential conflicts of interests. All transactions involving related parties must be approved by a majority of the disinterested members of our Board of Directors.

Indebtedness of Management

None of our executive officers or directors were indebted to us during 2012.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The number of shares owned and percentage ownership in the following table is based on 42,316,398 shares of common stock outstanding on December 31, 2012. The following table sets forth information as of December 31, 2012, regarding each person known to us to be the beneficial owner of more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	5,119,521	12.1%
Vanguard Specialized Funds – Vanguard REIT Index Fund(2) 100 Vanguard Blvd. Malvern, PA 19355	2,720,944	6.4%
Cohen & Steers, Inc.(3) 280 Park Avenue 10th Floor New York, NY 10017	4,327,605	10.2%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,366,400	8.0%

(1)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 95,044 shares, shared power to vote or direct the vote for 32,300 shares, sole power to dispose or to direct the disposition of 5,048,777 shares, and shared power to dispose or to direct the disposition of 70,744 shares. The shares indicated include the 2,720,944 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund, an affiliate of Vanguard Group, Inc.
(2)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 2,720,944 shares. The shares indicated are included in the 5,119,521 shares beneficially owned by The Vanguard Group, Inc. and should not be added to those shares to indicate total beneficial ownership by The Vanguard Group, Inc.

(3)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 3,412,105 shares and sole power to dispose or to direct the disposition of 4,327,605 shares.
(4)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 3,366,400 shares and sole power to dispose or to direct the disposition of 3,366,400 shares.

Security Ownership of Management

The number of shares owned and percentage ownership in the following table is based on 42,351,195 shares of common stock outstanding on February 28, 2013. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following table sets forth the beneficial ownership of our common stock as of February 28, 2013 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group as of February 28, 2013. Except as otherwise indicated, the address of each officer, director and/or nominee listed below is c/o 6584 Poplar Avenue, Memphis, Tennessee 38138.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
H. Eric Bolton, Jr.**	249,049	(1)	*
Alan B. Graf, Jr.**	23,444	(2)	*
John S. Grinalds	22,608	(3)	*
Ralph Horn**	61,702	(4)	*
Philip W. Norwood**	10,909	(5)	*
W. Reid Sanders**	114,742	(6)	*
William B. Sansom**	9,343	(7)	*
Gary Shorb**	1,343	(8)	*
Albert M. Campbell, III	17,115	(9)	*
Thomas L. Grimes, Jr.	17,880	(10)	*
All Directors, Nominees and Executive Officers as a group (10 Persons)	528,135		1.25%

*	Represents less than 1% of total.
**	Director Nominee.
(1)	Includes 132,478 shares owned directly by Mr. Bolton, as to 123,339 of which Mr. Bolton has sole voting power and as to 9,139 of which Mr. Bolton has shared voting power, (9,139 shares Mr. Bolton owns in a joint account with his wife); 110,000 shares that Mr. Bolton has the current right to acquire upon redemption of limited partnership units; and 6,570 shares attributed to Mr. Bolton in our Employee Stock Ownership Plan.
(2)	Includes 5,846 shares owned directly by Mr. Graf; and 17,598 shares held in a deferred compensation account.
(3)	Includes 7,089 shares owned directly by General Grinalds, as to which 1,783 General Grinalds has sole voting power, and as to 5,306 of which General Grinalds has shared voting power, (5,306 shares held in a trust); and 15,519 shares held in a deferred compensation account.
(4)	Includes 38,590 shares owned directly by Mr. Horn and 23,112 shares held in a deferred compensation account.
(5)	Includes 1,890 shares owned directly by Mr. Norwood and 9,019 shares held in a deferred compensation account.

(6)	Includes 2,627 shares owned directly by Mr. Sanders; 107,000 shares that Mr. Sanders has the current right to acquire upon redemption of limited partnership units; 1,615 shares held in a deferred compensation account; and 3,500 shares of which Mr. Sanders has shared voting power, (2,000 shares held by Mr. Sanders through an individual retirement account, and 1,500 shares Mr. Sanders has authority to vote through a power-of-attorney).
(7)	Includes 3,990 shares owned directly by Mr. Sansom and 5,353 shares held in a deferred compensation account.
(8)	Includes 1,343 shares held in a deferred compensation account.
(9)	Includes 14,772 shares owned directly by Mr. Campbell, as to which 13,672 Mr. Campbell has sole voting power, and as to 1,100 of which Mr. Campbell has shared voting power, (100 shares held by Mr. Campbell through an individual retirement account, and 1,000 shares Mr. Campbell owns in a joint account with his wife); and 2,343 shares attributed to Mr. Campbell in our Employee Stock Ownership Plan.
(10)	Includes 13,838 shares owned directly by Mr. Grimes; 2,957 shares attributed to Mr. Grimes in our Employee Stock Ownership Plan; and 1,085 shares owned by Mr. Grimes’ spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and furnish us with copies of all forms filed.

To our knowledge, based solely on review of the copies of such reports furnished us and representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our directors and executive officers were completed on a timely basis.

EXECUTIVE OFFICERS

The following individuals served as the executive officers in 2012:

H. ERIC BOLTON, JR.

Mr. Bolton, age 56, is our Chairman of the Board of Directors and Chief Executive Officer. Mr. Bolton joined us in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer in October 2001 and became Chairman of the Board of Directors in September 2002. Mr. Bolton was with Trammell Crow Company for more than five years, and prior to joining us was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors.

ALBERT M. CAMPBELL, III

Mr. Campbell, age 46, is our Executive Vice President and Chief Financial Officer. Prior to his appointment as CFO on January 1, 2010, Mr. Campbell served as our Executive Vice President, Treasurer and Director of Financial Planning and was responsible for managing the funding requirements of the business to support corporate strategy. Mr. Campbell joined us in 1998 and was responsible for external reporting and financial planning. Prior to joining us, Mr. Campbell worked as a Certified Public Accountant with Arthur Andersen and served various finance and accounting roles with Thomas & Betts Corporation.

THOMAS L. GRIMES, JR.

Mr. Grimes, age 44, is our Executive Vice President and Chief Operating Officer. Mr. Grimes was promoted to Chief Operating Officer in December 2011, having previously served as Executive Vice President and Director of Property Management. Prior to this position Mr. Grimes served us as an Operations Director over the Central and North Regions. He also served as Director of Business Development where he worked with our joint venture partners, managed our new development efforts and directed our ancillary income business. Mr. Grimes joined us in 1994.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

Introduction

Our compensation discussion and analysis discusses the total compensation for our named executive officers during 2012. The discussion and analysis will describe to our current shareholders and potential investors, our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees and most of our employees are eligible to participate in the two main components of our compensation program (salary and annual bonus). The relative value of each of these programs for individual employees varies based on job role and responsibility, as well as, in some cases, our financial performance. We may limit the availability of some of our other compensation programs (such as retirement plans and health and welfare plans) to comply with regulatory requirements.

We manage our business with the long-term objective of providing value to all of our constituents, namely, shareholders, residents, employees, suppliers, and the communities in which we have a presence. Our compensation programs are designed to support this overall objective. Our compensation philosophy is that compensation for all employees, including our named executive officers, should be:

•	fair and equitable when viewed both internally and externally;
•	competitive in order to attract and retain the best qualified individuals; and
•	aligned with performance.

We have designed our compensation programs to reflect each of these characteristics. Our named executive officers receive a compensation package that primarily consists of an annual base salary, annual incentive awards, and long-term incentive awards. The performance-based incentives (tied to corporate performance, and in some cases, individual performance and strategic business area performance goals) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our shareholders. Generally, our long-term compensation is in the form of restricted shares of our common stock. Our Board of Directors has established stock ownership guidelines of three times annual base salary for our Chief Executive Officer and two times annual base salary for our other named executive officers which acts to further align the interests of our executive officers with those of our shareholders.

The Compensation Committee sets the long-term incentive award performance targets for participants, including our named executive officers, in November or December of the year prior to the fiscal year commencing the following January 1st, which is generally the beginning of the earning period associated with the plan. The Compensation Committee sets the short-term and incentive award performance targets for participants, including our named executive officers, in February or March of each year for the fiscal year commencing the prior January 1st. As these short-term awards are generally based on FFO performance targets, this timing allows the Compensation Committee to review and approve the prior year’s financial performance and short-term award before approving a short-term plan for the current year. We believe that the performance targets established by the Compensation Committee are both challenging and realistic, and require participants, including executive officers, to perform at a high level to earn target awards.

Fiscal Year 2012 Financial and Operational Performance

We had strong financial results in 2012, as more specifically described under the heading “Management’s Discussion and Analysis” in our Annual Report on Form 10-K. Highlights for 2012 include:

•	FFO results of $4.57 per diluted share and unit for 2012 represented a 15% growth over 2011 and was a record high performance for the company.
•	Same store net operating income, or NOI, for 2012 increased 6.6% compared to 2011, a record for the company.
•	Same Store average effective rents grew 5% in 2012 from 2011.
•	MAA ended the year with net-debt-to-gross assets at an historic low 43.9% and an unencumbered asset pool of 52.5% of total gross assets, highest in the company’s history.

•	MAA successfully executed a historically high volume of asset sales, acquisitions and new development during the year.

Generally accepted accounting principles, or GAAP, reconciliations for FFO per Share and same store NOI growth are set forth on Appendix A of this Proxy Statement.

The following graph compares the cumulative total returns of our shareholders since December 31, 2007 with the S&P 500 Index and the FTSE NAREIT Equity REIT Index prepared by the National Association of Real Estate Investment Trusts, or NAREIT. The graph assumes that the base share price for our common stock and each index is $100 and that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

Summary of Fiscal Year 2012 Named Executive Officers’ Compensation

Annual Base Salary.  The following table indicates the base salaries and percent increases from the prior year for our named executive officers:

	2011 Base Salary	2012 Base Salary	Percent Increase
Mr. Bolton	$466,851	$496,000	6%
Mr. Campbell	$256,546	$305,000	19%
Mr. Grimes	$243,147	$300,000	23%

Explanations of the Compensation Committee’s rationale for the increases in the base salaries is described in detail below under “What is our analysis of the compensation for our named executive officers in 2012 — 2012 Base Salaries” on page 24.

Annual Bonus.  The annual incentive bonuses are intended to compensate executive officers for achieving our annual financial goals at corporate and business unit levels. Our named executive officers earned the following annual bonuses for 2012:

	2012 Annual Bonus Paid in 2013
	Cash Amount	Stock Equivalent	Total Earned	Percent of 2012 Base Salary	Percent of Maximum Opportunity Earned
Mr. Bolton	$992,000	$247,970	$1,239,970	250%	100%
Mr. Campbell	$305,000	$76,241	$381,241	125%	100%
Mr. Grimes	$300,000	$74,954	$374,954	125%	100%

A description of our annual bonus plan, the performance measures utilized and target levels of performance begins on page 25.

Long Term Incentive Plan.  Equity-based plans provide for longer-term incentives that both align executive officer performance with our long-term goals and offer a retention component to the compensation package. Under our 2012 Long Term Incentive Program, or 2012 LTIP, our named executive officers received the following awards:

	Shares Issued in 2013	Vesting	Percent of Opportunity Earned
Mr. Bolton	4,726	25% each year January 2014 thru January 2017	20%
Mr. Campbell	1,938	25% each year January 2014 thru January 2017	20%
Mr. Grimes	1,906	25% each year January 2014 thru January 2017	20%

A description of our 2012 LTIP, the performance measures utilized and target levels of performance begins on page 27.

Significant Compensation Practices

Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices.

•	Performance-Based Pay. As discussed above, we have a strong pay for performance philosophy. For 2012, 66% to 76% of target total pay levels for our named executive officers were variable and tied to financial, operating, or stock price performance and provided in the form of short-term and long-term incentives.
•	Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on MAA.
•	Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.
•	Outside Compensation Consultant. The Compensation Committee utilizes the services of independent outside compensation consulting firms to assist in benchmarking competitors, analyzing target levels of compensation and designing plans.
•	Adoption of Stock Ownership Guidelines. Our Board of Directors adopted stock ownership guidelines requiring our Chief Executive Officer to own at least three times his annual base salary in MAA common stock and our other named executive officers to own at least two times their annual base salary in MAA common stock.

What are our overall compensation philosophy and objectives?

Our compensation philosophy is to drive and support our long-term goal of sustainable growth and total shareholder return by paying for performance, with due consideration to balancing risk and reward. By “sustainable growth” we mean investing in our long-term opportunities while meeting our short-term commitments. The main objective of our executive officer compensation program is to align the interests of our executive officers with the interests of shareholders. To achieve this alignment, we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term shareholder value. We and our competitors recruit from a limited pool of resources for individuals, who are highly experienced, successful and well rewarded. Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of measurable corporate, business unit and individual performance objectives and to align executive officers’ interest with shareholder value creation. To achieve these objectives, the Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our executive officers, evaluates executive officer performance in light of those goals and sets executive officer compensation levels based on this evaluation.

The Compensation Committee generally sets executive compensation programs to be competitive with other well-managed, multi-family REITs and private real estate companies, taking into account individually each component of compensation. The Compensation Committee intends for each component and the aggregate of the compensation program to be competitive and to address the Compensation Committee’s general underlying philosophy and policies for executive officer compensation:

•	to align the financial interests of the executive officers with those of our shareholders, both in the short and long term;
•	to provide incentives for achieving and exceeding annual and long-term performance goals;
•	to attract, retain and motivate highly competent executives by providing total compensation that is competitive with compensation at other well-managed REITs and real estate companies;
•	to reward superior corporate and individual performance achieved through ethical leadership; and
•	to appropriately reward executive officers for creating long-term shareholder value and returns.

Our Compensation Committee evaluates the effectiveness of its compensation programs by reviewing our performance as a whole and the performance of individual officers. In doing so, the Compensation Committee may take into account our strategy as annually presented to our Board of Directors, the total return being obtained by our shareholders as well as the return being earned by the shareholders of our peers, our fiscal performance both annually and for longer-term periods, as well as the executive officer’s individual goals. To the extent that the Compensation Committee believes that changes to compensation programs are warranted, it will make changes to the plans as they conclude with respect to long-term incentive plans, and annually with respect to annual bonus plans.

The Compensation Committee evaluates risks and rewards associated with our overall compensation philosophy and structure. Management discusses with the Compensation Committee the systems that have been put in place to identify and mitigate, as necessary, potential risks. With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount.
•	The annual incentive plan is designed to reward achievement of short-term performance metrics. Through a combination of plan design and Board of Directors and management procedures, undue risk-taking is mitigated. Specifically, the plan has a cap on the award for any individual and constitutes only a portion of the total direct compensation for our executive officers. The plan is also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.
•	Our long term incentive plans are based on total shareholder return and other company performance metrics over extended periods of time. The plans have caps on the award for any individual and constitute only a portion of the total direct compensation for our executive officers. The plans are also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.

How did we consider the results of the most recent shareholder advisory vote on executive compensation in determining compensation policies and decisions, and what was the effect of such consideration on our executive compensation decisions and policies?

Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for 2012, the Compensation Committee considered the overwhelming shareholder support that the “Say-on-Pay” proposal received, including 97% of our shareholders’ votes in favor of our executive compensation, at our May 24, 2012 Annual Meeting of Shareholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

What is our executive officer compensation program designed to reward?

Our compensation program is designed to reward our executive officers when they achieve our annual business goals, build shareholder value and maintain long-term careers with us. We reward these three aspects so that the team will make balanced annual and long-term decisions that result in consistent financial performance, innovation and collaboration.

What are the elements of our executive officer compensation program and why do we provide each element?

We have a straightforward compensation program. The three main elements are salary, bonus and long-term incentives. Each of these elements helps us attract and retain executive officers and the specific purposes of each of them are identified in the descriptions that follow.

Base Salary.  We provide an annual salary to each executive officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge and experience.

Annual Bonus.  The annual bonus is part of our executive officers’ annual compensation and one component of variable compensation. We may or may not award an annual bonus, and the amount of any award varies with our performance and individual considerations.

Long-term incentives.  We provide long-term incentives in the form of stock-based compensation. Over our history, long-term incentives have consisted of stock options, partnership units in our operating partnership and shares of restricted stock. We offer stock-based compensation as an incentive to build long-term shareholder value, to align the interests of executive officers and shareholders, and to retain executive officers through what we hope will be long-term wealth creation in the value of their equity holdings, which have vesting provisions that encourage continued employment. Our executive officers are motivated by the potential appreciation in our stock price. We also encourage stock ownership which we regard as important for commitment, engagement and motivation and have adopted stock ownership guidelines for our named executive officers. We are positioned to refine our long-term incentive strategy should it be in the interests of shareholders so that we can continue to attract and retain the highly skilled talent required to execute our business strategy.

Employment Agreements.  Mr. Bolton is our only named executive officer with an employment agreement. The material terms of his employment agreement and amounts payable are described in the “Executive Compensation” section of this Proxy Statement under the subheading “Employment Agreements and Potential Payments Upon Termination or Change in Control” on page 38.

Change of Control Contracts.  Messrs. Campbell and Grimes have change of control contracts. These change in control contracts are described in the “Executive Compensation” section of this Proxy Statement under the subheading “Employment Agreements and Potential Payments Upon Termination or Change in Control” on page 38.

Deferred Compensation.  Messrs. Bolton, Campbell and Grimes are eligible to participate in the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan as Amended Effective November 30, 2010, or Deferred Comp Plan. The Deferred Comp Plan is a supplemental non-qualified deferred compensation plan made available to select employees to enable them to accumulate retirement benefits without the limitations on contributions placed on the Mid-America Apartment Communities, Inc. 401(k) Savings Plan. We may, but are not obligated to, make matching contributions, up to 6% of the participant’s compensation. The deferred compensations of Messrs. Bolton, Campbell and Grimes, and any resultant matches by the company are considered general assets of the company.

In accordance with the Deferred Comp Plan, benefits are paid out over five years beginning on the first day following the sixth full month occurring after either death, disability or the participant’s cessation of employment.

How do we determine the amount for each element of executive officer compensation?

General Philosophy.  We believe that the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

Process.  We follow a two-phase process. In the first phase, the Compensation Committee periodically engages a compensation consultant to conduct a competitive compensation analysis. In 2011, the Compensation Committee hired a consultant to benchmark individual compensation levels and opportunities for base salary, annual bonus, long-term incentive compensation and total remuneration (salary plus bonus plus annualized value of long-term incentives) to assist in establishing compensation for 2012. The Compensation Committee does not believe it is competitively reasonable or appropriate for executive compensation to be above or below the benchmark range. We believe it is generally most appropriate for compensation to fall around the median of the benchmark range. This standard is consistent with our compensation program objectives and is appropriate. In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

•	our analyses of competitive compensation practices;
•	the Compensation Committee’s evaluation of the executive officers;
•	individual performance and contributions to performance goals which could include, but are not limited to funds from operations growth, and total shareholder return growth;
•	company performance, including comparisons to market and peer benchmarks;
•	operational management, such as project milestones and process improvements;
•	internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;
•	individual expertise, skills and knowledge;
•	leadership, including developing and motivating employees, collaborating within the company, attracting and retaining employees and personal development;
•	labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the perceived long-term value to the company; and
•	information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the Compensation Committee’s judgment of these factors along with competitive data that form the basis for determining the CEO’s compensation. The Compensation Committee and the CEO follow a similar practice to determine the basis of the other executive officers’ compensation.

Use of Compensation Consultant.  The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at our expense and upon terms established by the Compensation Committee. In 2011, the Compensation Committee utilized an external consultant, FPL Associates L.P., or FPL, to review our compensation programs offered to executive management, benchmark it against industry and peer levels and offer suggestions for changes. The Compensation Committee had the sole power and authority to establish the nature and scope of FPL’s engagement, set the fee to be paid to FPL and terminate FPL’s engagement. The Compensation Committee directed FPL to review our executive compensation program and to recommend changes as deemed appropriate to ensure that our program provides reasonable and competitive pay opportunities that are aligned with key business objectives and best practices. At the direction of the Compensation Committee, our executive officers discussed with FPL the duties of each executive officer and provided FPL with full and complete access to information requested by FPL as part of its evaluation of our executive compensation programs and policies. The Compensation Committee feels it is prudent to have external experts periodically evaluate our program and make suggestions for changes to help ensure the compensation packages being offered are not out of line with peer and/or industry practices. The terms of the engagement and scope of work were established by the Compensation Committee.

FPL presented the final results of its review at the December 1, 2011 Compensation Committee meeting and the Compensation Committee considered their review in setting the 2012 compensation programs.

Independence of Compensation Consultant.  Pursuant to SEC rules, the Compensation Committee has assessed the independence of FPL and concluded that FPL’s work for the Compensation Committee does not raise any conflicts of interest.

Identification of Peer Group.  As part of FPL’s engagement that the Compensation Committee considered in review of our compensation programs for 2012, FPL provided an independent analysis of our executive compensation program and practices. Based on industry peer group data available to FPL, including data from the most recent proxy filings by representative companies, FPL selected three comparative peer groups: an Asset-Based Peer Group consisting of seven public real estate investment trusts that focus primarily on multifamily properties, a Size-Based Peer Group consisting of 12 public real estate investment trusts that are similar to us in terms of total capitalization and implied market capitalization and a Private Peer Group consisting of 13 private real estate companies that are actively engaged in the multifamily sector. The Compensation Committee and FPL felt reviewing peer data based on these three variables would help provide a good picture of comparable company practices. FPL compared base salaries, annual bonuses, values of long-term incentive plans and total compensation to each peer group. The following companies comprised the peer groups:

Asset-Based Peer Group	Size-Based Peer Group	Private Peer Group
BRE Properties, Inc.	American Campus Communities, Inc.	Alliance Residential Company
Colonial Properties Trust	Ashford Hospitality Trust, Inc.	Archstone
Camden Properties Trust	Brookdale Senior Living, Inc.	Berkshire Properties
Essex Property Trust, Inc.	DCT Industrial Trust, Inc.	Carmel Partners
Home Properties, Inc.	Entertainment Properties Trust	Gables Residential
Post Properties, Inc.	First Industrial Realty Trust, Inc.	Hunt Companies
UDR, Inc.	Highwoods Properties, Inc.	Irvine Company
	Healthcare Realty Trust, Inc.	LCOR
	Regency Centers Corporation	Simpson Housing Partners
	Rayonier, Inc. Tanger Factory Outlet Centers, Inc. Weingarten Realty Investors	The General Investment & Development Cos. The JBG Companies
Trammell Crow Residential
WinnResidential

Comparison of MAA Executive Compensation to Peer Group and Recommendations.  The Compensation Committee received benchmarking information on December 1, 2011 as a result of the FPL engagement. FPL provided a percent of the composite peer median for base salary, annual bonus, long-term incentive and total remuneration for each executive officer. The results were as follows:

	Percent of Peer Median (Composite)
	Mr. Bolton	Mr. Campbell	Mr. Grimes
Base Salary	81%	84%	74%
Annual Bonus	111%	57%	36%
Long-Term Incentive	74%	66%	48%
Total Remuneration	91%	73%	61%

The Compensation Committee believed these results indicated that base salary levels were lagging their target of the median of the benchmark range. The Compensation Committee further felt the lower percent of peer median of Mr. Grimes’ salary was partially attributable to his limited length of service in the COO role. The Compensation Committee also took into account the previously proposed three-year base salary increases presented by CEL & Associates, Inc. which the Compensation Committee hired in 2009 to assist in setting compensation for 2010. After taking these considerations into account, the Compensation Committee believed increases to base salary levels for executive officers would be appropriate, both individually for us and when compared to our peers.

In reviewing the comparisons of annual bonus compensation, the Compensation Committee took into account FPL’s recommendation that no changes to the potential award amount be made to the annual bonus program. The Compensation Committee felt that the lower percent of peer median of Messrs. Campbell and Grimes was partially attributable to their shorter length of tenure in their current positions than that reflected by the peer groups. After taking these factors into account, the Compensation Committee believed the level of annual bonus for our executive officers appeared appropriate, both individually for us and when compared to our peers.

In reviewing the comparisons of long-term incentive awards, the Compensation Committee believed, in general, that the results of the FPL study indicated that long-term incentive awards for the named executive officers were lagging market comparables. The Compensation Committee does take into account that it is difficult to compare long-term incentive awards in any one year against peer plans as payouts can frequently be based on prior period performances and time periods which are not comparable across companies. When reviewing the peer data, the Compensation Committee also considers the outstanding long-term incentive plan(s) in place and the past performances of us and our peers. The Compensation Committee considered FPL’s recommendation to increase the potential award levels under the long-term incentive plan and after taking these factors into account believed increases to the total award opportunities in the long-term incentive plan would be appropriate, both individually for us and when compared to our peers.

Overall, the Compensation Committee believed the results of the FPL engagement indicated the current compensation packages were lagging in total remuneration. As a result, the Compensation Committee felt it was appropriate to adopt increases for base salaries and to increase the long-term incentive award opportunity to better align with market rates.

How compensation or amounts realizable from prior compensation are considered.  The amount of past compensation, including annual bonus awards, and amounts realized or realizable from prior stock option or restricted stock awards, is generally not a significant factor in the Compensation Committee’s considerations, because these awards would have been earned based on prior years’ performances. The Compensation Committee does, however, consider the timings of prior awards when reviewing the retention aspects of compensation packages.

Tax considerations.  A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), which limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation”. The Compensation Committee believes it is appropriate to take into account the $1 million limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1 million limit.

Role of our executive officers in compensation decisions.  While Mr. Bolton, our CEO, did participate in general meetings of the Compensation Committee in 2012, he did not participate in executive sessions nor did he participate in any discussions concerning his own compensation. Annually, upon request from the Compensation Committee, our CEO provides the Compensation Committee with data pertinent to his and the other executive officers’ compensation. This information may from time-to-time include peer executive compensation levels, achievement of individual performance components of their annual bonus plans, or data pertinent to their annual base salary increases. The Compensation Committee utilizes this information, along with input from committee members, and, at times, outside consultants, and in the case of our CEO, input from all of the members of the Board of Directors before making final independent compensation decisions. Our CEO also provides data pertinent to the terms of our long-term incentive plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, our CEO, along with our Corporate Secretary and/or outside legal counsel, prepare and present to the Compensation Committee, the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All incentive plans are ultimately developed and adopted by the Compensation Committee. All compensation related to our CEO is recommended by the Compensation Committee to our full Board of Directors, which ultimately has responsibility for approving CEO compensation.

Timing, grant date and exercise price for stock option awards.  The Compensation Committee has not awarded any stock options since 2002. When the Compensation Committee was utilizing stock options as part of the compensation package they consistently maintained a practice to award stock options only at specific times in order to avoid any claim that grants to executive officers were initiated during periods potentially advantageous to them. During its winter meeting, the Compensation Committee would grant stock options to a broad group of employees, including executive officers, in amounts determined by the Compensation Committee. These grants were effective on the day awarded by the Compensation Committee with exercise prices equal to the closing price of our common stock on the NYSE on that day. Other than the annual grants described above, the Compensation Committee only considered additional grants for new employees. These grants were made in conjunction with the hiring of the employee and after Compensation Committee approval with the exercise price being equal to the closing price of our common stock on the NYSE on the day of grant.

Stock Ownership/Retention Guidelines.  It is the intention of the Compensation Committee that the equity-based programs included in the executive compensation packages ensure that our executive officers are also owners and that those plans work to align the executive officers’ goals with the best interests of shareholders. As such, our Board of Directors has adopted stock ownership guidelines for our named executive officers requiring Mr. Bolton, as CEO, to own MAA stock worth three times his annual base salary and our other named executive officers to own MAA stock worth two times their respective annual base salaries.

What is our analysis of the compensation for our named executive officers in 2012?

General.  The Fiscal 2012 target total direct compensation table below summarizes the levels established by our Compensation Committee with respect to salary, target bonus, and target total direct compensation. We discuss each element of the table in the narrative that follows.

		Annual Bonus Plan			2012 LTIP
	Base Salary(1)	Potential Percent of Base Salary	Target Percent of Base Salary	Dollar Target(2)	Potential Percent of Base Salary	Target Percent of Base Salary	Dollar Target(3)	Target Total
Mr. Bolton	$496,000	0% – 200%	100%	$496,000	0% – 300%	218%	$1,083,264	$2,075,264
Mr. Campbell	$305,000	0% – 100%	50%	$152,500	0% – 200%	146%	$444,080	$901,580
Mr. Grimes	$300,000	0% – 100%	50%	$150,000	0% – 200%	146%	$436,800	$886,800

(1)	These are the base salaries awarded by the Compensation Committee for 2012.

(2)	Reflects the target potential bonus payment under the Annual Bonus Plan. More information on the Annual Bonus Plan can be found in the narrative that follows.
(3)	Represents the target award under the 2012 LTIP. More information on the 2012 LTIP can be found in the narrative that follows.

Salary.  Since several other elements of compensation are driven by base salary, the Compensation Committee is careful to set the appropriate level of base salary. Base salaries for each named executive officer are individually determined by the Compensation Committee after considering:

•	breadth, scope and complexities of their respective role;
•	internal equity and affordability;
•	the named executive officer’s current compensation;
•	individual and corporate performance; and
•	peer group market competitiveness (based on the peer groups set forth previously).

Internal equity in this context means ensuring that employees with similar responsibilities, experience and historical performance are rewarded comparably. Affordability is also used in determining base salaries and annual increases. We look at base salary, annual incentive opportunities and long-term equity compensation to understand whether total direct compensation is competitive and affordable. We do not seek to set the base salary of any employee including any named executive officer, at a certain multiple of the salary of another specified employee.

2012 Base Salaries.  On December 1, 2011, the Compensation Committee took into account each component of compensation, the average salary increase company-wide and the results of the FPL engagement. The Compensation Committee noted that the results of the FPL review indicated the salary levels were below the median of the composite peer group. Taking all of these factors into consideration, the Compensation Committee increased the executive officers’ base salaries to the levels indicated in the above table. For Mr. Bolton, this represented an increase of 6%, moving him to 86% of the peer composite median, which the Compensation Committee felt moved Mr. Bolton towards a level that more appropriately reflected his level of experience and past performance for us and was in line with how the company approaches salary to market comparables on a company-wide basis. Mr. Campbell received an increase of 19%, moving him to 90% of the peer composite median, which the Compensation Committee felt was a more appropriate reflection of Mr. Campbell’s skills and past performance for us. Mr. Grimes received an increase of 23%, moving him to 74% of the peer composite median, which the Compensation Committee felt more appropriately reflected his skills, past performance for us and length of tenure in his current position.

Annual Bonus/Short-Term Incentive.  The annual incentive bonuses are intended to compensate executive officers for achieving our annual financial goals at corporate and business unit levels. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. Historically, the Compensation Committee has utilized annual bonus plans with both cash and/or restricted stock payout features depending on the size of the award earned and the potential cash impact to us. The annual bonus plan for executive officers for 2012 was based on funds from operations per diluted share and unit, or FFO per Share, growth. FFO per Share growth allowed for a range of bonus opportunities based on the actual growth achieved. The Compensation Committee feels it is appropriate to primarily base these annual awards on specific and quantifiable company performance metrics such as FFO per Share as the award is intended to reward the executive officer for achieving our corporate financial goals established for the year. When setting the goals for these performance metrics, the Compensation Committee intends to establish annual performance targets that if achieved would continue to promote the long-term health and strength of the company and generally exceed market expectations for the company. In determining actual results, the Compensation Committee reserves the right to adjust FFO per Share for items impacting the metric which were not contemplated in the original overall business strategy ratified by our Board of Directors, but which the Compensation Committee feels were in the best interest of shareholders.

For 2012, total annual bonus plan opportunities were based on 2012 base salaries as follows:

Percentage of 2012 Base Salary Opportunity
Mr. Bolton	200%
Mr. Campbell	100%
Mr. Grimes	100%

The percentage of the FFO per Share Growth criteria earned was based on the following performance levels:

Percent of Criteria Opportunity Earned
Minimum Threshold	0.0%
Threshold I	12.5%
Threshold II	25.0%
Threshold III	37.5%
Target	50.0%
Target I	62.5%
Target II	75.0%
Target III	87.5%
High	100.0%

The performance levels achieved for 2012 were based upon the following:

Bonus Performance Level	FFO per Share Growth
Minimum Threshold	< 7.49%
Threshold I	7.50% to 7.99%
Threshold II	8.00% to 8.49%
Threshold III	8.50% to 8.99%
Target	9.00% to 9.49%
Target I	9.50% to 9.99%
Target II	10.00% to 10.49%
Target III	10.50% to 10.99%
High	11.00% and above

In setting performance levels, the Compensation Committee took into account our disclosed guidance and market expectations for 2012 so that achieving payouts above the Target level would require better than expected performance results.

On March 12, 2013, the Compensation Committee evaluated the performance of the plan. FFO per Share growth for 2012 was 14.8%, exceeding the minimum High level payout target by 380 basis points. The GAAP reconciliation for FFO per Share growth is set forth on Appendix A of this Proxy Statement.

Under the plan, the Compensation Committee has the ability to apply up to a positive or negative 25% discretionary modifier to the bonus earned. The Compensation Committee considered the results of the compensation study performed by FPL which indicated the total compensation package for our named executive officers was lagging packages of peer companies. The Compensation Committee also took into account the successful completion of goals for 2012 by the named executive officers along with several key performance results achieved including a company record high FFO per share result, achieving a record level of growth through capital redeployment and successfully completing presentations resulting in the company becoming fully investment grade rated. The Compensation Committee also considered the level of stock ownership by the named executive officers. As a result, the Compensation Committee determined to apply a

25% discretionary modifier and to issue the additional bonus value as shares of restricted stock. The shares of restricted stock were issued on March 12, 2013 and will vest equally on an annual basis over four years beginning on January 10, 2014.

Following these determinations, the Compensation Committee, and in regards to the CEO, the Board of Directors, awarded the following cash and shares of restricted stock as annual bonuses to our named executive officers for 2012:

	2012 Annual Bonuses Paid in 2013				Percent of 2012 Base Salary	Percent of Total Annual Bonus Opportunity Earned
		Restricted Stock
	Cash Amount	Value Upon Issuance	Number of Shares	Total Amount
Mr. Bolton	$992,000	$247,970	3,659	$1,239,970	250%	100%
Mr. Campbell	$305,000	$76,241	1,125	$381,241	125%	100%
Mr. Grimes	$300,000	$74,954	1,106	$374,954	125%	100%

Long-term Incentive Compensation.  Equity-based plans provide for longer-term incentives that both align executive officer performance with our long-term goals and offer a retention component to the compensation package. The Compensation Committee also believes that having executive officers who are significant shareholders helps to better align their interests with that of other shareholders. In December 2011, the Compensation Committee approved the 2012 Long Term Incentive Plan, or 2012 LTIP, for 57 associates, which included our named executive officers. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The 2012 LTIP included a performance tranche that awarded shares on a sliding scale dependent upon absolute total stockholder return, or TSR, performance and relative TSR performance from January 1, 2012 through December 31, 2012. The 2012 LTIP also included time based shares dependent on continued employment in good standing. Our CEO had the opportunity to earn up to 300% of his base salary and the remaining named executive officers had the opportunity to earn up to 200% of their base salary in shares of restricted stock. No shares were earned under the absolute or relative TSR tranches of the plan. The time based shares of restricted stock earned under the 2012 LTIP were issued on January 10, 2013. Vesting of shares of restricted stock issued under the 2012 LTIP depend upon continued employment in good standing. Participants receive dividends on shares of restricted stock issued during their vesting period under the 2012 LTIP.

The following shares of restricted stock were issued to the named executive officers through the 2012 LTIP. No further awards will be made under the 2012 LTIP.

	Shares Issued in 2013	Vesting	Percent of Opportunity Earned
Mr. Bolton	4,726	25% annually beginning January 10, 2014	20%
Mr. Campbell	1,938	25% annually beginning January 10, 2014	20%
Mr. Grimes	1,906	25% annually beginning January 10, 2014	20%

Upon issuance, these shares represent the following dollar value and percent of 2012 base salary:

	2012 LTIP
	Dollar Amount Earned	Percent of 2012 Base Salary
Mr. Bolton	$297,643	60%
Mr. Campbell	$122,055	40%
Mr. Grimes	$120,040	40%

During 2012, our executive officers also participated in various other equity-based plans that had been granted in prior years. The remaining previously granted long-term incentive plans that the executive officers participated in during 2012 were based on prior performance periods, had no opportunity for restricted stock awards either in 2012 or beyond, and were simply in various stages of vesting previously issued shares of restricted stock.

All of the long-term investment plans are described in more detail in the narrative accompanying the Summary Compensation Table and Grants of Plan Based Awards Table sections of this Proxy Statement.

Conclusion

The Compensation Committee believes that the company’s executive leadership is a key element to its success and that the compensation package offered to the executive officer is a key element in attracting, retaining and motivating the appropriate personnel.

The Compensation Committee believes it has historically maintained compensation for the company’s executive officers at levels that are reflective of the talent and success of the individuals being compensated, and with the inclusion of additional compensation directly tied to performance, the Compensation Committee believes executive compensation will be sufficiently comparable to its industry peers to allow us to retain our key personnel at costs which are appropriate for the company.

The Compensation Committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for shareholders. The Compensation Committee believes the idea of creating ownership in the company helps align management’s interests with the interests of shareholders. The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the Compensation Committee feels it is necessary or appropriate as a measure to incent, retain and reward our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Mid-America Apartment Communities, Inc. has reviewed and discussed with management the information contained in the Compensation Discussion & Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

COMPENSATION COMMITTEE:
Philip W. Norwood (Chairman)
Ralph Horn
William B. Sansom

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers. Values for stock and option awards represent full grant date fair value in accordance with FASB ASC Topic 718 and appear in the year of the grant. These values represent the total expense that we expect to recognize over time related to the plan, but due to performance and employment requirements, as well as vesting schedules, they may or may not represent the value or timing of stock as recognized by the named executive officers under the respective stock or option plan. For information on actual shares issued to named executive officers through stock and option plans, please see the footnotes to this table and the Outstanding Equity Awards table found later in this Proxy Statement.

Name and Principal Position	Year	Salary(1)	Bonus ($)	Stock Awards ($)(2)		Non- Equity Incentive Plan Compensation		All Other Compensation ($)(13)	Total ($)
H. Eric Bolton, Jr. CEO (all years)	2012	$494,878.81	$500.00	$248,000.00	(3)	$992,000.00	(12)	$14,846.42	$1,750,225.23
	2011	$459,350.09	$500.00	$349,167.66	(4)	$729,455.00		$33,459.02	$1,571,931.77
	2010	$429,800.96	$500.00	$287,544.00	(5)	$655,953.00		$36,888.73	$1,410,686.69
Albert M. Campbell, III EVP and CFO (all years)	2012	$303,136.40	$500.00	$103,700.00	(6)	$305,000.00	(12)	$15,317.40	$727,653.80
	2011	$244,246.35	$500.00	$118,255.59	(7)	$200,426.00		$7,039.42	$570,467.36
	2010	$206,415.84	$500.00	$188,817.00	(8)	$156,069.75		$4,921.38	$556,723.97
Thomas L. Grimes, Jr. EVP and COO EVP and Director of Property Management Operations (prior years)	2012	$297,813.31	$500.00	$102,000.00	(9)	$300,000.00	(12)	$9,320.46	$709,633.77
	2011	$233,918.99	$500.00	$117,517.39	(10)	$147,218.00		$6,829.44	$505,983.82
	2010	$197,565.97	$500.00	$187,637.00	(11)	$155,095.50		$5,767.59	$546,566.06

(1)	Represents salary actually paid during the calendar year indicated. This value may vary slightly from the base salary awarded by the Compensation Committee depending upon when our Compensation Committee awards current year salaries and because our payroll is paid every two weeks and may carryover a calendar year end.
(2)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant. For a complete description of the assumptions made in determining the FASB ASC Topic 718 valuation, please refer to Stock Based Compensation in our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(3)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2012 Long Term Incentive Plan. The total maximum value Mr. Bolton could have been awarded under the 2012 Long Term Incentive Plan was $1,488,000. Mr. Bolton was awarded 4,726 shares under the time based share tranche of this plan on January 10, 2013. No additional awards will be made under this plan. The amount does not include the 3,659 shares of restricted stock that was awarded to Mr. Bolton as a portion of his annual bonus for 2012 for which the full grant date fair value in accordance with FASB ASC Topic 718 was $247,970.43, as the shares were not granted and issued until March 12, 2013.
(4)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Bolton could have been awarded under the 2011 Long Term Incentive Plan was $655,953. Mr. Bolton was awarded 1,368 shares under the FFO per Share tranche of this plan on March 1, 2012. No additional awards will be made under this plan.
(5)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2010 Long Term Incentive Plan. The total maximum value Mr. Bolton could have been awarded under the 2010 Long Term Incentive Plan was $327,977. Mr. Bolton was awarded 2,269 shares under the Service Based tranche of this plan on March 23, 2010 and 4,538 shares under the Performance Based tranche of the plan on January 3, 2011. No additional awards will be made under this plan.
(6)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2012 Long Term Incentive Plan. The total maximum value Mr. Campbell could have been awarded under the 2012 Long Term Incentive Plan was $610,000. Mr. Campbell was awarded 1,938 shares under the time based share tranche of this plan on January 10, 2013. No additional awards will be made under this plan. The amount does not include the 1,125 shares of restricted stock that was awarded to Mr. Campbell as a portion of his annual bonus for 2012 for which the full grant date fair value in accordance with FASB ASC Topic 718 was $76,241.25, as the shares were not granted and issued until March 12, 2013.
(7)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Campbell could have been awarded under the 2011 Long Term Incentive Plan was $208,093. Mr. Campbell was awarded 651 shares under the FFO per Share tranche of this plan on March 1, 2012. No additional awards will be made under this plan.
(8)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant of $136,830 and $51,987 for the entire 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant, respectively. The total maximum value Mr. Campbell could have been awarded under the 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant was $156,070 and $51,987, respectively. Mr. Campbell was awarded 1,080 shares under the Service Based tranche of the 2010 Long Term Incentive Plan on March 23, 2010 and 2,160 shares under the Performance Based tranche of the plan on January 3, 2011. Mr. Campbell was awarded 956 shares under the 2010 Executive Restricted Stock Grant on March 23, 2010. No additional awards will be made under these plans.
(9)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2012 Long Term Incentive Plan. The total maximum value Mr. Grimes could have been awarded under the 2012 Long Term Incentive Plan was $600,000. Mr. Grimes was awarded 1,906 shares under the time based share tranche of this plan on January 10, 2013. No additional awards will be made under this plan. The amount does not include the 1,106 shares of restricted stock that was awarded to Mr. Grimes as a portion of his annual bonus for 2012 for which the full grant date fair value in accordance with FASB ASC Topic 718 was $74,953.62, as the shares were not granted and issued until March 12, 2013.
(10)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Grimes could have been awarded under the 2011 Long Term Incentive Plan was $206,794. Mr. Grimes was awarded 647 shares under the FFO per Share tranche of this plan on March 1, 2012. No additional awards will be made under this plan.
(11)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant of $135,976 and $51,661 for the entire 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant, respectively. The total maximum value Mr. Grimes could have been awarded under the 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant was $155,096 and $51,661, respectively. Mr. Grimes was awarded 1,073 shares under the Service Based tranche of the 2010 Long Term Incentive Plan on March 23, 2010 and 2,146 shares under the Performance Based tranche of the plan on January 3, 2011. Mr. Grimes was awarded 950 shares under the 2010 Executive Restricted Stock Grant on March 23, 2010. No additional awards will be made under these plans.
(12)	Represents the 2012 Annual Bonus for executive officers as awarded by the Compensation Committee on March 12, 2013.
(13)	All other compensation consists of matching company contributions to the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan.

During the last several years, we have implemented certain equity-based plans that were designed to incentivize our management to maximize short-term and long-term shareholder value. While some of these plans were put in place prior to the years included in the Executive Compensation Table, awards earned under the plans and the vesting of shares issued under the plans may not occur until future years. A full discussion of all plans which were granted or had shares of unvested restricted stock issued during the years presented in the Executive Compensation Table including its role in compensating our named executive officers is discussed below.

Long-Term Incentive Plans.  Periodically, the Compensation Committee utilizes the issuance of shares of restricted stock to foster the alignment of management with the concerns of shareholders. by making executive officers shareholders while providing opportunities to create long-term retention tools. The following equity-based plans are long-term plans implemented by the Compensation Committee to meet these objectives.

•	2002 Key Management Restricted Stock Program. In 2002, the Compensation Committee granted a total of 45,338 shares of restricted common stock to executive officers as part of the 2002 Key Management Restricted Stock Program, or the 2002 Program. The shares could vest in 2002 through 2004 if our funds available for distribution increased during those years by an amount established at the beginning of the plan. Because the mandated growth in funds available for distribution was not satisfied, the 2002 Program reverted to a retention plan and the shares vested 20% a year for five consecutive years beginning in 2008 conditioned upon each employees continued employment with us. Recipients received dividend payments on the shares of restricted stock prior to vesting. The Compensation Committee tried to incent participants in the 2002 Program to increase funds available for distribution by offering the early vesting feature based on funds available for distribution growth as well as included a retention feature by requiring continued employment for the longer vesting schedule should the early vesting not be obtained. No further awards can be earned under the 2002 Program.
•	Long-Term Performance Based Incentive Compensation Plan. In 2003, our shareholders approved the Long-Term Performance Based Incentive Compensation Plan (the “Long-Term Plan”) for then executive officers which was submitted by our Compensation Committee. The Long-Term Plan allowed our CEO and then CFO to earn performance units that convert into shares of restricted stock based on achieving defined total shareholder investment return performance levels. The potential awards were based on our performance from January 1, 2003, through December 31, 2005. Performance units generated were earned as of December 31, 2005, and were immediately convertible into shares of restricted stock. While these shares of restricted stock were entitled to dividend payments, they were not transferable until they vested. Dependent upon the executive officer’s continued employment, any shares of restricted stock awarded vested 20% annually from 2006 through 2010. In the event of death, disability, retirement or change of control any unvested shares of restricted stock would have immediately vested.

Shareholder investment performance was calculated by the combination of dividends paid plus either (i) the market closing price of our common stock on December 31, 2005, or (ii) the value of our common stock at the close of business December 31, 2005. The value of our common stock was calculated by using a 12.5 multiple of funds available for distribution, or FAD, per share earned in 2005. The methodology utilized was to be that which generated the highest performance unit award pay-out at December 31, 2005.

The number of performance units to be issued was dependent upon the compounded shareholder investment return performance as indicated in the following table:

Compounded Shareholder Investment Return Performance	Percentage of Value Created to be Awarded
<= 10.0%	0%
10.1% – 11.0%	1%
11.1% – 12.0%	2%
>= 12.1%	3%

In addition to the above, the compounded shareholder investment return performance had to rank within the top one-third of peer multifamily REITs as defined by the Compensation Committee. The number of performance units awarded was to equal the percentage of value created to be awarded times the total shareholder value created, divided by the value or price per share used in the generation of the shareholder investment return performance. The performance units were then to be allocated 60% to the CEO and 40% to the then CFO. Based upon the then current share price and share price projections, a total potential award for the Long-Term Plan and the example provided in the Proxy Statement dated April 30, 2003, was presented as $3,632,429. Due to the creation of significant shareholder value resulting from the increase in the per share price of our common stock, if the Long-Term Plan were to have ended in 2004, the total award would have exceeded $14 million. As a result of the size of the potential award, Messrs. Bolton and Wadsworth, our then chief financial officer, approached the Compensation Committee and offered to allow the Long-Term Plan to be modified to cap the total of any potential award to $3,632,429, the amount originally presented to shareholders. The Compensation Committee voted to accept this modification to the Long-Term Plan effective with the filing of the 2005 Proxy Statement. Based on the December 31, 2005, closing price of $48.50 per share of our common stock and MAA’s 2005 FAD per share result of $2.55, both calculations of the Long-Term Plan resulted in the cap of $3,632,429 being awarded. On March 14, 2006, the Compensation Committee, along with outside legal counsel, reviewed and approved the peer group and ranking results and granted 44,937 and 29,958 shares of restricted stock to Messrs. Bolton and Wadsworth, respectively, in compliance with the Long-Term Plan. As with all of the equity-based plans, the Compensation Committee was attempting to balance aligning management’s goals and performance with the results obtained by shareholders as well as including a retention feature. No further awards may be granted under the Long-Term Plan.

•	2008 Key Management Restricted Stock Program. In May 2008, the Compensation Committee adopted the 2008 Key Management Restricted Stock Plan, or the 2008 Plan, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at that time as the performance and potential award features of all previous plans had been exhausted. The 2008 Plan consisted of both an annual and three year program. Under the annual program participants could earn both service and performance based shares of restricted stock. The service based shares were awarded on July 1, 2008 and the timing of vesting depends on continued employment and total shareholder return performance. On July 1, 2008, we issued 5,476 shares of restricted stock to executive management under the annual service based program of the 2008 Plan. The earning of restricted shares under the performance program is based on employment and total shareholder return performance from July 1, 2008 through December 31, 2009. No shares were earned under the annual performance program. Participation in the three year program was limited to the executive officers and awarded shares of restricted stock based upon both our total shareholder return performance from July 1, 2008 through December 31, 2011 and that performance in relation to that of our peers based on the following scales:

Total Shareholder Return (TSR)	Percent of Opportunity to be Awaded	Relative Total Shareholder Return (TSR)	Percent of Opportunity to be Awaded
<= 10.0%	0%	<20th percentile	0%
10.0% – 10.9%	33%	20th to 33rd percentile	33%
11.0% – 11.9%	66%	33.1 to 66th percentile	66%
>= 12.0%	100%	>= 66.1 percentile	100%

Shares earned through the three year program were issued on January 1, 2012 and will vest 25% annually beginning on January 1, 2013. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. On January 1, 2012, we issued 17,343 shares to executive management through the three-year tranche of the 2008 Plan. No further awards may be granted under the 2008 Plan.

•	2010 Long Term Incentive Plan. In March 2010, the Compensation Committee adopted the 2010 Long Term Incentive Plan, or the 2010 Plan, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The 2010 Plan consisted of both a service and performance based program. The service based program awarded 5,330 shares of restricted stock to executive management on March 23, 2010 the vesting timing for which depends on continued employment and total shareholder return performance from January 4, 2010 through December 31, 2010. The earning of restricted shares under the performance program was based on employment and total shareholder return performance from January 4, 2010 through December 31, 2010 based on the following scale:

Total Shareholder Return (TSR)	Percentage of TSR Opportunity to be Awaded
<= 10.0%	0%
10.0% – 10.9%	33%
11.0% – 11.9%	66%
>= 12.0%	100%

Executive management earned 10,660 shares of restricted stock through the performance program of the 2010 LTIP which were awarded on January 1, 2011. All shares earned through the 2010 LTIP vested 50% on January 1, 2011 and 50% of January 1, 2012. Recipients received dividend payments on shares of restricted stock earned and issued during the restriction periods. No further awards may be granted under the 2010 Plan.

•	2010 Executive Restricted Stock Grant. In conjunction with the grant of the 2010 LTIP in March 2010, the Compensation Committee also approved the grant of a total of 2,710 shares of restricted stock to certain members of executive management. Dependent upon continued employment, the shares of restricted stock will vest 33% on March 23, 2011, 2012 and 2013. Participants will receive dividend payments on unvested shares. No further grants may be made under the 2010 Executive Restricted Stock Grant.
•	2011 Long Term Incentive Plan. In November 2010, the Compensation Committee adopted the 2011 Long Term Incentive Plan, or the 2011 LTIP, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The earning of restricted shares was based on employment and absolute and relative total shareholder return performance from January 1, 2011 through December 31, 2011. The 2011 Plan also allowed for the earning of restricted shares based on employment and relative FFO per Share growth from 2008 through 2011. All shares earned through the 2011 LTIP were issued on March 1, 2012 and will vest 50% on March 1, 2012 and 50% on March 1, 2013. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. No shares were awarded for total shareholder return performance. Shares earned under the relative FFO per Share growth from 2008 through 2011 were based on the following scale:

MAA FFO per Share Percentile Ranking to Apartment REIT Sector	Percentage of FFO per Share Growth Opportunity Earned
<= 50th percentile	0%
51st to 75th percentile	50%
>= 76th percentile	100%

On March 1, 2012, 2,666 shares were issued to executive management based on FFO per Share performance under the 2011 LTIP. No further awards may be issued under the 2011 LTIP.

•	2012 Long Term Incentive Plan. In December 2011, the Compensation Committee adopted the 2012 Long Term Incentive Plan, or the 2012 LTIP, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The earning of restricted shares was based on employment and absolute and relative total shareholder return performance from January 1, 2012 through December 31, 2012. The 2012 Plan also allowed for the earning of time based shares based on continued employment in good standing. All shares earned through the 2012 LTIP were issued on January 10, 2013 and will vest 25% annually beginning on January 10, 2014. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. No shares were awarded for total shareholder return performance. On January 10, 2013, 8,570 shares were issued to executive management under the time based share tranche of the 2012 LTIP. No further awards may be issued under the 2012 LTIP.

Grants of Plan Based Awards

The 2012 annual bonus plan was structured to reward executive officers for company performance and featured a potential payout opportunity of up to 200% of base salary for Mr. Bolton and up to 100% of base salary for Messrs. Campbell and Grimes, with a modifier that could be applied by the Compensation Committee at its discretion, allowing the bonus amount awarded to be lowered or raised by up to 25%. The bonus opportunity was calculated as a percent of salary based on a sliding scale of year-over-year FFO per diluted share/unit growth. In determining FFO growth, the Compensation Committee had the ability to factor in any material and non-recurring events that may have occurred that impacted the company’s FFO performance.

The Compensation Committee feels this annual bonus rewards the executive officers for short term company performance.

The 2012 Long Term Incentive Plan, or the 2012 LTIP, for executive officers and other key management was established to reward executive officers for company performance and allowed for the award of shares of restricted stock up to 300% of base salary for Mr. Bolton and up to 200% of base salary for Messrs. Campbell and Grimes. The bonus opportunity was calculated as a percent of salary based on a sliding scale of absolute and relative total shareholder return performance from January 1, 2012 through December 31, 2012, and continued employment in good standing for time based shares. All shares earned through the 2012 LTIP were issued on January 10, 2013 and will vest 25% annually beginning on January 10, 2014.

The Compensation Committee feels the total shareholder return tranches of the 2012 LTIP aligns executive officers with shareholders while the four year vesting feature and the time based shares add a retention component to the compensation.

The potential bonuses for fiscal year 2012 to be paid in 2013 and target and maximum performance levels for the annual bonus plans and the potential shares earned in 2012 to be issued in 2013 and target and maximum performance levels for the 2012 LTIP are set forth below.

The following table summarizes grants of plan-based awards made to our executive officers for 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Bolton	3/20/2012	$—	$496,000.00	$1,240,000.00
	1/3/2011				10,963	17,200	23,627
Mr. Campbell	3/20/2012	$—	$152,500.00	$381,250.00
	1/3/2011				4,494	7,051	9,686
Mr. Grimes	3/20/2012	$—	$150,000.00	$375,000.00
	1/3/2011				4,420	6,936	9,527

The following table summarizes the actual awards earned under the plan-based awards made to our executive officers for 2012.

Name	Grant Date	Non-Equity Incentive Plan Awards ($)	Equity Incentive Plan Awards (#)
Mr. Bolton	3/12/2013		3,659	(1)
	3/20/2012	$992,000.00
	1/3/2011		4,726
Mr. Campbell	3/12/2013		1,125	(1)
	3/20/2012	$305,000.00
	1/3/2011		1,938
Mr. Grimes	3/12/2013		1,106	(1)
	3/20/2012	$300,000.00
	1/3/2011		1,906

(1)	On March 12, 2013, the Compensation Committee, and in regards to Mr. Bolton the Board of Directors, determined to apply a 25% discretionary modifier to the bonus opportunity earned under the 2012 annual bonus plan and granted the issuance of that value in shares of restricted stock. The shares of restricted stock were issued on March 12, 2013 and will vest equally on an annual basis over four years beginning on January 10, 2014.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of non-fully vested outstanding equity awards held by each of our executive officers as of December 31, 2012. These awards are often related to long-term incentive plans with performance periods in prior years. Frequently, the shares were also issued in prior years and are subject to various vesting features. Please refer to the footnotes of the table for further details.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Bolton CEO	967	(1)	$62,613.25
	7,739	(2)	$501,100.25
	684	(3)	$44,289.00
Mr. Campbell EVP and CFO	378	(4)	$24,475.50
	1,515	(5)	$98,096.25
	318	(6)	$20,590.50
	325	(7)	$21,043.75
Mr. Grimes EVP and COO	404	(8)	$26,159.00
	1,618	(9)	$104,765.50
	316	(10)	$20,461.00
	323	(11)	$20,914.25

(1)	On July 1, 2008, Mr. Bolton was granted 1,935 shares of restricted common stock in conjunction with the annual program under the MAA’s 2008 Plan. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met, so the shares will vest equally on an annual basis beginning January 3, 2011 and ending on January 2, 2014, contingent upon Mr. Bolton’s continued employment. No additional shares can be earned under the 2008 Plan.
(2)	On January 3, 2012, Mr. Bolton was granted 7,739 shares of restricted common stock in conjunction with the three year program under MAA’s 2008 Plan. The shares will vest equally on an annual basis beginning January 2, 2013 and ending on January 4, 2016, contingent upon Mr. Bolton’s continued employment. No additional shares can be earned under the 2008 Plan.
(3)	On March 1, 2012, Mr. Bolton was granted 1,368 shares of restricted common stock in conjunction with MAA’s 2011 LTIP. The shares vested equally on an annual basis beginning March 1, 2012 and ending on March 1, 2013. No additional shares can be earned under the 2011 LTIP.
(4)	On July 1, 2008, Mr. Campbell was granted 758 shares of restricted common stock in conjunction with the annual program under MAA’s 2008 Plan. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met so the shares will vest equally on an annual basis beginning January 3, 2011 and ending on January 2, 2014, contingent upon Mr. Campbell’s continued employment. No additional shares can be earned under the 2008 Plan.
(5)	On January 3, 2012, Mr. Campbell was granted 1,515 shares of restricted common stock in conjunction with the three year program under MAA’s 2008 Plan. The shares will vest equally on an annual basis beginning January 2, 2013 and ending on January 4, 2016, contingent upon Mr. Bolton’s continued employment. No additional shares can be earned under the 2008 Plan.
(6)	On March 23, 2010, Mr. Campbell was granted 956 shares of restricted common stock in conjunction with MAA’s 2010 Executive Restricted Stock Grant. Dependent upon Mr. Campbell’s continued employment, the shares will vest 33% on March 23, 2011, 2012 and 2013. No additional shares can be earned under the 2010 Executive Restricted Stock Grant.
(7)	On March 1, 2012, Mr. Campbell was granted 651 shares of restricted common stock in conjunction with

MAA’s 2011 LTIP. The shares vested equally on an annual basis beginning March 1, 2012 and ending on March 1, 2013. No additional shares can be earned under the 2011 LTIP.
(8)	On July 1, 2008, Mr. Grimes was granted 809 shares of restricted common stock in conjunction with the annual program under MAA’s 2008 Plan. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met so the shares will vest equally on an annual basis beginning January 3, 2011 and ending on January 2, 2014, contingent upon Mr. Grimes’ continued employment. No additional shares can be earned under the 2008 Plan.
(9)	On January 3, 2012, Mr. Grimes was granted 1,618 shares of restricted common stock in conjunction with the three year program under MAA’s 2008 Plan. The shares will vest equally on an annual basis beginning January 2, 2013 and ending on January 4, 2016, contingent upon Mr. Bolton’s continued employment. No additional shares can be earned under the 2008 Plan.
(10)	On March 23, 2010, Mr. Grimes was granted 950 shares of restricted common stock in conjunction with MAA’s 2010 Executive Restricted Stock Grant. Dependent upon Mr. Grimes’ continued employment, the shares will vest 33% on March 23, 2011, 2012 and 2013. No additional shares can be earned under the 2010 Executive Restricted Stock Grant.
(11)	On March 1, 2012, Mr. Grimes was granted 647 shares of restricted common stock in conjunction with MAA’s 2011 LTIP. The shares vested equally on an annual basis beginning March 1, 2012 and ending on March 1, 2013. No additional shares can be earned under the 2011 LTIP.

Option Exercise and Stock Vested

The following table summarizes the number of shares acquired upon the vesting of stock awards and the value realized by our named executive officers as a result of each such occurrence during 2012. No options were exercised in 2012 by our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Bolton CEO	3,508	$235,141.24
	484	$30,482.32
	3,403	$214,320.94
	684	$42,934.68
Mr. Campbell EVP and CFO	1,114	$74,671.42
	190	$11,966.20
	319	$20,585.07
	1,620	$102,027.60
	326	$20,463.02
Mr. Grimes EVP and COO	1,052	$70,515.56
	202	$12,721.96
	317	$20,456.01
	1,609	$101,334.82
	324	$20,337.48

(1) The shares represented in this column vested from the following plans:

Plan	ASC 718 Grant Date	Stock Issue Date	Total Shares Granted	Shares Vested in 2012	Remaining Unvested Shares	Vesting Schedule
2002 Program
Mr. Bolton	1/1/2002	4/24/2002	17,544	3,508	—	20% annually beginning 3/31/2008
Mr. Campbell	1/1/2002	4/24/2002	5,572	1,114	—	20% annually beginning 3/31/2008
Mr. Grimes	1/1/2002	4/24/2002	5,263	1,052	—	20% annually beginning 3/31/2008
2008 Plan: Annual Program
Mr. Bolton	7/1/2008	7/1/2008	1,935	484	967	25% annually beginning 1/3/2011
Mr. Campbell	7/1/2008	7/1/2008	758	190	378	25% annually beginning 1/3/2011
Mr. Grimes	7/1/2008	7/1/2008	809	202	404	25% annually beginning 1/3/2011
2008 Plan: Three Year Program
Mr. Bolton	7/1/2008	1/3/2012	7,739	—	7,739	25% annually beginning 1/2/2013
Mr. Campbell	7/1/2008	1/3/2012	1,515	—	1,515	25% annually beginning 1/2/2013
Mr. Grimes	7/1/2008	1/3/2012	1,618	—	1,618	25% annually beginning 1/2/2013
2010 LTIP: Service Shares
Mr. Bolton	3/23/2010	3/23/2010	2,269	1,134	—	50% vest annually beginning 1/3/2011
Mr. Campbell	3/23/2010	3/23/2010	1,080	540	—	50% vest annually beginning 1/3/2011
Mr. Grimes	3/23/2010	3/23/2010	1,073	536	—	50% vest annually beginning 1/3/2011
2010 LTIP: Performance Shares
Mr. Bolton	3/23/2010	1/3/2011	4,538	2,269	—	50% vest annually beginning 1/3/2011
Mr. Campbell	3/23/2010	1/3/2011	2,160	1,080	—	50% vest annually beginning 1/3/2011
Mr. Grimes	3/23/2010	1/3/2011	2,146	1,073	—	50% vest annually beginning 1/3/2011
2010 Executive Restricted Stock Plan
Mr. Campbell	3/23/2010	3/23/2010	956	319	318	33.33% vest annually beginning 3/23/2011
Mr. Grimes	3/23/2010	3/23/2010	950	317	316	33.33% vest annually beginning 3/23/2011
2011 LTIP
Mr. Bolton	1/1/2011	3/1/2012	1,368	684	684	50% vest annually beginning 3/1/2012
Mr. Campbell	1/1/2011	3/1/2012	651	326	325	50% vest annually beginning 3/1/2012
Mr. Grimes	1/1/2011	3/1/2012	647	324	323	50% vest annually beginning 3/1/2012
(2)	The value realized on vesting represents the number of shares vesting multiplied by the closing stock price on the day of vest.

Non-Qualified Deferred Compensation

We adopted the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan, or Nonqualified Plan, for certain employees who do not participate in the Mid-America Apartment Communities, Inc. 401(k) Savings Plan. Under the terms of the Nonqualified Plan, our executive officers may elect to defer a percentage of their compensation and we may match a portion of their salary deferral. The plan is designed so that the employees’ investment earnings under the non-qualified plan should be the same as the earning assets in the Mid-America Apartment Communities, Inc. 401(k) Savings Plan. The following table discloses the participation of named executive officers in the Nonqualified Plan in 2012:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Bolton CEO	$29,692.85	$14,846.42	$216,666.24	$—	$1,434,421.75
Mr. Campbell EVP and CFO	$33,245.01	$15,317.40	$6,272.55	$—	$66,407.16
Mr. Grimes EVP and COO	$26,000.00	$9,320.46	$4,759.18	$—	$53,374.68

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Bolton had an employment agreement during 2012 that he entered into in 2008, which outlines the compensation he will receive. The employment agreement: (i) has a term of one year that renews automatically on the first day of each month for an additional one-month period, so that on the first day of each month, unless sooner terminated in accordance with the terms of the agreement, the remaining term is one year; and (ii) provides for an annual base salary for Mr. Bolton, subject to change at the discretion of the Compensation Committee; and (iii) allows for annual incentive/bonus compensation.

Upon Mr. Bolton’s termination due to death or permanent disability or in the event he is terminated without cause or suffers a constructive termination of his employment in the absence of a change of control, we will pay Mr. Bolton all amounts due to him as of the date of termination under the terms of all incentive and bonus plans, and will also continue to pay him his base salary as then in effect for one year after the termination. In addition, all stock options or restricted stock granted to Mr. Bolton shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Mr. Bolton may elect to receive an amount in cash equal to the in-the-money value of the shares covered by all such options. Finally, we will pay to Mr. Bolton all legal fees incurred by him in connection with his termination without cause or constructive termination. In this scenario, our current equity plans allow for the full vesting of any earned stock options and restricted stock as defined by each individual plan.

If Mr. Bolton is terminated without cause, suffers a constructive termination in anticipation of, on, or within three years after a change in control, or elects to terminate his employment for any reason within thirty days after either a change of control event or the one year anniversary of a change in control event, he is entitled to receive a payment equal to the sum of two and 99/100 (2.99) times his annual base salary in effect on the date of termination plus two and 99/100 (2.99) times his average annual cash bonus paid during the two immediately preceding fiscal years. However, if the change in control transaction occurs within three years of the executive’s planned retirement date, the maximum change of control payment would be the base salary and bonus payable to executive through the anticipated date of retirement. To the extent that an excise tax on excess parachute payments will be imposed on Mr. Bolton under Section 4999 of the Internal Revenue Code as a result of such payment, we will pay him an additional amount sufficient to reimburse him for taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, all stock options and restricted stock granted to Mr. Bolton shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Mr. Bolton may elect to receive an amount in cash equal to the greater of (i) the in-the-money value of the shares covered by all such options or (ii) the difference between the highest per share price for our shares paid in connection with the change of control and the per share exercise price of the options held by him, multiplied by the number of shares covered by all such options. Finally, we will pay Mr. Bolton all legal fees incurred by him in connection with the change of control.

The employment agreement also contains certain confidentiality and non-competition provisions, as well as the agreement of Mr. Bolton not to have an interest in a competitor either as an owner or an employee within 5 miles of a property owned by us at the time of a change of control termination for the period of two years.

Messrs. Campbell and Grimes have change of control contracts that they originally entered into in December 1999, which outline the compensation they will receive under certain change of control scenarios. In 2008, Messrs. Campbell and Grimes entered into amended and restated change of control contracts with materially similar terms to the original agreements but were amended to bring the contracts in compliance with Section 409A of the Internal Revenue Code.

Each change of control contract provides that in the event of a change of control termination, each of Messrs. Campbell and/or Grimes, is entitled to receive a payment equal to the sum of two and 99/100 (2.99) times his annual base salary in effect on the date of termination plus two and 99/100 (2.99) times his average annual cash bonus paid during the two immediately preceding fiscal years. To the extent that an excise tax on excess parachute payments will be imposed on Messrs. Campbell and/or Grimes under Section 4999 of the Internal Revenue Code as a result of such payment, we will pay him an additional amount sufficient to reimburse him for taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, all stock options and restricted stock granted to Messrs. Campbell and/or Grimes shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Messrs. Campbell and/or Grimes may elect to receive an amount in cash equal to the greater of (i) the in-the-money value of the shares covered by all such options or (ii) the difference between the highest per share price for our shares paid in connection with the change of control and the per share exercise price of the options held by him, multiplied by the number of shares covered by all such options. Finally, we will pay Messrs. Campbell and/or Grimes all legal fees incurred by him in connection with the change of control. The change of control contracts also require that Messrs. Campbell and/or Grimes may not have an interest in a competitor either as an owner or an employee within 5 miles of a property owned by MAA at the time of a change of control termination for the period of two years.

Calculation of Benefits.  The following table includes an estimate of the potential payments we would be required to make upon termination of employment of the named executive officers in each of the circumstances described above. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 31, 2012;
•	The annual salary at the time of termination equals the 2012 base salary as established by the Compensation Committee for each executive officer;
•	There is no accrued and unpaid salary; and
•	There is no unpaid reimbursement for expenses incurred prior to the date of termination.

Name	Salary	Annual Bonus	Options	Stock Plans(1)	Taxes
Termination due to death, disability, or without cause in the absence of a change of control
Mr. Bolton CEO	$494,878.81	$992,000.00	$—	$608,002.50	$769,629.24
Termination without cause in anticipation of, on, or within three years after a change in control
Mr. Bolton CEO	$1,479,687.64	$2,573,575.23	$—	$608,002.50	$1,705,076.23
Mr. Campbell EVP and CFO	$906,377.84	$755,611.87	$—	$164,206.00	$671,693.33
Mr. Grimes EVP and COO	$890,461.80	$668,590.91	$—	$172,299.75	$637,122.97

(1)	Amounts represent unvested restricted shares as of December 31, 2012, at the closing stock price on December 31, 2012.

Compensation Risks

We believe that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. Furthermore, the Compensation Committee believes that the nature of the various elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with input from independent compensation consultants, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that the long-term nature of incentive plans tied to total shareholder return or other performance measurements discouraged excessive short-term risk taking. The Compensation Committee also determined that the capped nature of the long-term incentive plans would serve to discourage excessive or inappropriate risk taking in the long term. The Compensation Committee feels there is an appropriate mix of compensation elements to minimize any risk taking by executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2012, the Compensation Committee consisted of Mr. Norwood, as Chairman, Mr. Horn, and Mr. Sansom. None of the current members of the Compensation Committee is or was an officer or employee of the company. During 2012, none of our named executive officers served as a director or member of the Compensation Committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION TABLE

As part of their analysis, consultants hired by the Compensation Committee to advise on executive officer compensation programs also review our director compensation programs and offer the Compensation Committee guidance to ensure director compensation programs are appropriate. Directors who are our employees do not receive additional remuneration for serving as directors. In 2012, each non-employee director received $35,000 on an annual basis for serving on our Board of Directors. To compensate for their additional duties, the Audit Committee chairman received an additional $15,000, the Compensation Committee chairman received an additional $12,500 and the Nominating and Corporate Governance Committee chairman received an additional $7,500. Directors also received $1,500 for attending in person a meeting of the Board of Directors or a committee meeting not held in conjunction with a Board of Directors meeting, and $1,000 for attending by telephone a meeting of the Board of Directors or a committee meeting not held in conjunction with a Board of Directors meeting. In accordance with our Non-Qualified Deferred Compensation Plan For Outside Company Directors, the directors have the option of having phantom stock issued into a deferred compensation account in lieu of receiving cash. If directors choose to defer their compensation in this manner, the stock is then issued in two annual installments either in shares of our common stock or in a cash equivalent upon the director’s retirement from the Board of Directors.

Non-employee directors also received the equivalent of $60,000 worth of shares of our restricted common stock upon their election to our Board of Directors in May 2012. The shares vest after one year. At the discretion of the Compensation Committee, new directors appointed to our Board of Directors mid-term may receive a pro-rata grant of restricted stock based on the amount of time until the next Annual Meeting of Shareholders.

The table below represents the compensation earned by each non-employee director during 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Alan B. Graf, Jr.	$65,498.92	$59,950.40	$—	$—	$—	$43,277.65	$168,726.97
John S. Grinalds	$53,875.00	$59,950.40	$—	$—	$—	$39,551.60	$153,377.00
Ralph Horn	$55,488.78	$59,950.40	$—	$—	$—	$57,548.42	$172,987.60
Philip W. Norwood	$60,485.52	$59,950.40	$—	$—	$—	$21,508.62	$141,944.54
W. Reid Sanders	$52,524.62	$59,950.40	$—	$—	$—	$2,840.57	$115,315.59
William B. Sansom	$45,476.76	$59,950.40	$—	$—	$—	$12,555.20	$117,982.36
Gary Shorb	$27,470.00	$59,950.40	$—	$—	$—	$1,338.80	$88,759.20

(1)	This column represents annual director fees, meeting fees and chairmen fees regardless of whether they were paid as cash or deferred by the director and issued as phantom stock in Mid-America’s Non-qualified Deferred Compensation Plan For Outside Company Directors.
(2)	This column represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant. The restricted common stock awards that were granted in 2012 include the following grants:

Name	Date of Grant	Price of Grant	Number of Shares	Vesting Schedule	2012 ASC 718 Expense	Full Grant Date Fair Value
Alan B. Graf, Jr.	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
John S. Grinalds	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
Ralph Horn	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
Philip W. Norwood	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
W. Reid Sanders	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
William B. Sansom	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
Gary Shorb	5/24/2012	$67.36	890	100% on May 24, 2013	$36,285.07	$59,950.40
(3)	This column represents the dividend reinvestment shares acquired in MAA’s Non-Qualified Deferred Compensation Plan For Outside Company Directors during the year.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibilities and powers set forth in its charter which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual Proxy Statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and other matters required by the charter of this committee.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with Ernst & Young LLP their independence from the company and its management.

The Audit Committee has received both management’s and the independent registered public accountant’s reports on internal control over financial reporting and has discussed those reports.

The Audit Committee has discussed with management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

As a result of their review and discussions, the Audit Committee has recommended to the Board of Directors the inclusion of our audited financial statements in the annual report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Alan B. Graf, Jr. (Chairman)
John S. Grinalds
W. Reid Sanders
Gary Shorb

AUDIT AND NON-AUDIT FEES

The following table shows the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP, our independent registered public accounting firm effective October 31, 2005, for the years ended December 31, 2012 and 2011.

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total Fees
2012	$1,748,512	$—	$—	$1,995	$1,750,507
2011	$1,088,850	$—	$—	$1,960	$1,090,810

SEC rules under Section 202 of the Sarbanes-Oxley Act of 2002 require the Audit Committee to pre-approve audit and non-audit services provided by our independent registered public accounting firm. In 2002, our Audit Committee began pre-approving all services provided by our independent registered public accounting firm and has pre-approved all new services since that time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors proposes that Messrs. Bolton, Graf, Horn, Norwood, Sanders, Sansom and Shorb, all of whom are currently serving as directors, be elected for a term of one year or until their successors are duly elected and qualified. We have no reason to believe that any nominee for Director will not agree or be available to serve as a director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or to allow the vacancy to remain open until filled by our Board of Directors. The presence of a quorum at the Annual Meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting are necessary to elect a nominee as a director.

Our Board of Directors believes that it is necessary for our directors to possess a variety of background and skills in order to provide a broad voice of experience and leadership. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of our Board of Directors and searches for candidates that fill any current or anticipated future gap. When considering new directors, the Nominating and Corporate Governance Committee considers the amount of business management and education of a candidate, industry knowledge, conflicts of interest, public company experience, integrity and ethics, and commitment to the goal of maximizing stockholder value. The Nominating and Corporate Governance Committee does not have a policy about diversity, but does seek to provide our Board of Directors with a depth of experience and differences in viewpoints and skills. In considering candidates for our Board of Directors, the Nominating and Corporate Governance Committee considers both the entirety of each candidate’s credentials and the current and potential future needs of our Board of Directors. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our Board of Directors are also considered.

All our directors bring unique skills to our Board of Directors, integrity, high ethical standards and a dedication to representing our shareholders. Furthermore, all of our directors live in states in which we currently have real estate investments. This provides them with geographic expertise related to our portfolio footprint. Certain individual qualifications and skills of our directors that contribute to our Board of Directors’ effectiveness as a whole are described below.

Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

NOMINEES FOR ELECTION

Terms will expire at the 2014 Annual Meeting

H. ERIC BOLTON, JR.

Mr. Bolton, age 56, has served as a director since February 1997. Mr. Bolton is our Chairman of the Board of Directors and Chief Executive Officer. Mr. Bolton joined us in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer following the planned retirement of George E. Cates in October 2001 and became Chairman of the Board of Directors in September 2002. Mr. Bolton was with Trammell Crow Company for more than five years, and prior to joining us was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. The public company and registered investment company boards that Mr. Bolton has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2008	2010	Interstate Hotels and Resorts, Inc.

Committees:  None

Key Attributes, Experiences and Skills:  Mr. Bolton brings to our Board ethical, decisive and effective leadership, extensive business and operating experience, and a tremendous knowledge of our company and the multi-family real estate industry. In addition, Mr. Bolton offers his broad strategic vision for our company.

Mr. Bolton's service as our Chairman and Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefits of management's perspectives on the business.

ALAN B. GRAF, JR.

Mr. Graf, age 59, has served as a director since June 2002. Mr. Graf is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998 and is a member of FedEx Corporation’s Executive Committee. Prior to that time, Mr. Graf was Executive Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. Mr. Graf joined FedEx in 1980. Mr. Graf also serves on the boards of NIKE, Inc., Methodist LeBonheur Healthcare and the Indiana University Foundation. The public company and registered investment company boards that Mr. Graf has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2002	Present	NIKE, Inc.

Committees:  Audit (Chairman)

Key Attributes, Experiences and Skills:  As a result of Mr. Graf’s 33-year career at FedEx Corporation, Mr. Graf offers valuable business leadership, management experience and offers insight and guidance on strategic direction and growth opportunities. Mr. Graf also provides financial expertise to our Board, including an understanding of financial statements, corporate finance, accounting and capital markets, as a result of his financial background and his service on the audit committee of NIKE, Inc.

RALPH HORN

Mr. Horn, age 72, has served as a director since April 1998. Mr. Horn was elected President, Chief Operating Officer, and a director of First Tennessee National Corporation, or FTNC, now First Horizon National Corporation, in July 1991 and Chief Executive Officer in April 1994. Mr. Horn was elected Chairman of the Board of Directors of FTNC in January 1996. Mr. Horn served as Chief Executive Officer and President of FTNC until July 2002, and as Chairman of the Board of Directors through December 2003. The public company and registered investment company boards that Mr. Horn has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
1995	2008	Harrah's Entertainment, Inc.
2001	Present	Ryman Hospitality Corporation — Lead Director (formerly Gaylord Entertainment Corporation)

Committees:  Nominating and Corporate Governance (Chairman), Compensation

Key Attributes, Experiences and Skills:  Mr. Horn offers valuable business, leadership and management, and strategic planning experience which he gained during his tenure as Chief Executive Officer and Chairman of First Tennessee National Corporation. In addition, Mr. Horn provides valuable insight from his experience serving as a director of a number of other large public companies, which has provided him with extensive corporate governance experience, capital market experience and financial expertise.

PHILIP W. NORWOOD

Mr. Norwood, age 65, has served as a director since August 2007. Mr. Norwood is a Senior Advisor for Faison Enterprises, Inc., a real estate development and investment company. Mr. Norwood served as the President and Chief Executive Officer of Faison Enterprises, Inc. from 1994 until his retirement in March 2013. Prior to joining Faison Enterprises, Inc., Mr. Norwood held several positions for Trammell Crow Company. Mr. Norwood is a member of several real estate associations.

Committees:  Compensation (Chairman), Nominating and Corporate Governance

Key Attributes, Experiences and Skills:  Mr. Norwood offers extensive and in-depth real estate knowledge and experience, as well as capital markets and financial expertise, as a result of his 33-year career in the real estate industry and extensive participation in some of the most prominent real estate associations. This knowledge and experience allows him to offer astute insight into operational and strategic matters as well as potential acquisitions and divestitures. In addition, Mr. Norwood’s industry specific operational experience makes him uniquely qualified to serve as the Chairman of the Compensation Committee as he has a keen understanding of executive compensation, its impact on recruitment and retention and the alignment of management and shareholder interests.

W. REID SANDERS

Mr. Sanders, age 63, has served as a director since March 2010. Mr. Sanders is the Co-Founder and former Executive Vice President of Southeastern Asset Management, and the former President of Longleaf Partners Funds. Prior to co-founding Southeastern Asset Management in 1975, Mr. Sanders served as an investment officer and worked in credit analysis and commercial lending in the banking industry from 1971 to 1975. Mr. Sanders currently serves on the Board of Directors for Independent Bank, serves on the Investment Committee at Cypress Realty, a limited partnership involved in commercial real estate, and is on the Advisory Board of SSM Venture Partners. The public company and registered investment company boards that Mr. Sanders has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2009	Present	Two Harbors Investment Corp.

Committees:  Audit

Key Attributes, Experiences and Skills:  Mr. Sanders offers financial expertise and valuable insight into the capital markets stemming from his 40-year career in the financial industry. Mr. Sanders’ understanding of financial statements, corporate finance, and accounting makes him a valued member of the Audit Committee. In addition, Mr. Sanders’ service on the Investment Committee of a commercial real estate limited partnership allows him to provide valuable insights regarding the evaluation of potential acquisitions and divestitures.

WILLIAM B. SANSOM

Mr. Sansom, age 71, has served as a director since November 2006. Mr. Sansom is the Chairman of the Board of Directors, Chief Executive Officer and President of the H.T. Hackney Co. From 1979 to 1981, Mr. Sansom served as the Tennessee Commissioner of Transportation, and from 1981 to 1983 as the Tennessee Commissioner of Finance and Administration. Mr. Sansom serves as the Chairman of the Board of Directors of the Tennessee Valley Authority. The public company and registered investment company boards that Mr. Sansom has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
1985	April 2012	First Horizon National Corporation
2001	Present	Astec Industries
2006	Present	Tennessee Valley Authority

Committees:  Compensation, Nominating and Corporate Governance

Key Attributes, Experiences and Skills:  Mr. Sansom’s service as the Chief Executive Officer of the H.T. Hackney Co. provides valuable business leadership and management experience, including expertise leading a large organization with expansive operations depending on localized and empowered management, giving him a keen understanding of issues facing our operations. In addition, Mr. Sansom’s experience on the board of directors of the Tennessee Valley Authority, First Horizon National Corporation and Astec Industries has given him a strong understanding of risk management, corporate governance, compensation practices and capital markets.

GARY SHORB

Mr. Shorb, age 62, has served as a director since May 2012. Mr. Shorb is the President and Chief Executive Officer of Methodist Le Bonheur Healthcare, an integrated healthcare system that comprises a seven-hospital operation centered in the Mid-South with over 11,000 employees. Rated as the number one hospital in the region (2011 – 2012) by U.S. News and World Report, Methodist Le Bonheur Healthcare received accolades in twelve specialties. Mr. Shorb joined Methodist Le Bonheur Healthcare in 1990 as Executive Vice President. Before joining Methodist Le Bonheur Healthcare, Mr. Shorb served as President of the Regional Medical Center in Memphis, Tennessee. Prior to his work in the healthcare industry, Mr. Shorb worked as a project engineer with Exxon and served as a lieutenant Commander in the U.S. Navy. Mr. Shorb serves on a number of civil and not-for-profit boards.

Key Attributes, Experiences and Skills:  As a result of Mr. Shorb’s long career at Methodist Le Bonheur Healthcare and senior leadership positions held prior to joining Methodist Le Bonheur Healthcare, Mr. Shorb offers valuable business leadership with expertise and experience in organizational development, management and business finance. As Chief Executive Officer of a large consumer and service based operation, Mr. Shorb brings insights and experience directly attributable to our service based operations.

Our Board of Directors recommends a vote “FOR” each of the Director nominees.

The seven nominees receiving the most “For” votes will be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our “named executive officers,” as described under the headings “Compensation Discussion and Analysis” (page 16) and “Executive Compensation” (page 29) of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The advisory vote on executive compensation is an advisory, non-binding vote on the compensation of our “named executive officers,” as described in the Compensation Discussion and Analysis Section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of the Board of Directors, or our compensation policies as they relate to risk management.

Our philosophy in setting compensation policies for executive officers has five fundamental objectives: (1) to align the financial interests of our executives’ interests with those of our shareholders both in the short and long term; (2) to provide incentives for achieving and exceeding annual and long-term performance goals; (3) to attract and retain a highly skilled team of executives by providing total compensation that is competitive with compensation at other well-managed REITs and real estate companies; (4) to reward superior corporate and individual performance achieved through ethical leadership; and (5) to appropriately reward executive officers for creating long-term shareholder value and returns. The Compensation Discussion and Analysis section starting on page 16 provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote under this proposal is advisory, and therefore, not binding on us, our Board of Directors or the Compensation Committee. However, our Board of Directors, including the Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Our Board of Directors asks you to approve the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

Our Board of Directors recommends a vote “FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement

For the advisory (non-binding) vote on the compensation of our named executive officers to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent registered public accounting firm and has selected Ernst & Young LLP to audit our financial statements for the 2013 fiscal year. Accordingly, shareholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. Our Board of Directors believes, however, that submitting the appointment of Ernst & Young LLP to the shareholders for ratification is a matter of good corporate governance. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and to answer any appropriate questions.

In the event you do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of Ernst & Young LLP. Even if you do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the company and its shareholders.

On behalf of the Audit Committee, our Board of Directors recommends a vote in favor of Proposal No. 3.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of Ernst & Young LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

OTHER MATTERS

Our Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie B.C. Wolfgang
Senior Vice President, Director of Investor Relations and Corporate Secretary

March 22, 2013

APPENDIX A

Non-GAAP Financial Measures

The GAAP reconciliation for FFO per Share growth and same store NOI growth is set forth below.

FFO per Share Growth

	Twelve months ended December 31,
In thousands except per share data	2012	2011	Growth
Net income attributable to MAA	$105,223	$48,821
Depreciation and amortization of real estate assets	123,767	108,660
Net casualty (gain) loss and other settlement proceeds	(42)	631
Depreciation and amortization of real estate assets of discontinued operations	2,507	5,557
Gain on sale of discontinued operations	(41,635)	(12,799)
Depreciation and amortization of real estate assets of real estate joint ventures	1,887	2,262
Net income attributable to noncontrolling interests	4,602	2,410
Funds from operations	196,309	155,542
Weighted average common shares and units – Diluted	42,911	39,051
Funds from operations per share and unit – Diluted	$4.57	$3.98	15%

Same Store NOI Growth

	Twelve Months Ended
Dollars in thousands	12/31/12	12/31/11	Growth
NOI
Large market same store	$132,711	$122,447
Secondary market same store	112,867	108,024
Total same store	245,578	230,471	6.6%
Non-same store	51,498	27,565
Total NOI	297,076	258,036
Held for sale NOI included above	(4,136)	(10,824)
Management fee income	899	1,017
Depreciation and amortization	(126,136)	(110,870)
Acquisition expense	(1,581)	(3,319)
Property management expenses	(22,084)	(20,700)
General and administrative expenses	(13,762)	(18,123)
Interest and other non-property income	430	802
Interest expense	(58,751)	(57,415)
Loss on debt extinguishment	(654)	(755)
Amortization of deferred financing costs	(3,552)	(2,902)
Net casualty gain (loss) and other settlement proceeds	(6)	(619)
Gain (loss) on sale of non-depreciable or non-real estate assets	45	1,084
Loss from real estate joint ventures	(223)	(593)
Discontinued operations	42,260	16,412
Net income attributable to noncontrolling interests	(4,602)	(2,410)
Net income attributable to MAA	$105,223	$48,821

MAA

C/O AMERICAN STOCK TRANSFER
AND TRUST COMPANY
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 H. Eric Bolton, Jr. 02 Alan B. Graf, Jr. 03 Ralph Horn 04 Philip W. Norwood 05 W. Reid Sanders
06 William B. Sansom 07 Gary Shorb

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

0000160072_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2013, 11:00 AM CDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints H. Eric Bolton, Jr., Leslie B.C. Wolfgang and Albert M. Campbell, III, and each of them, as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated on the reverse side, all the shares of common stock of Mid-America Apartment Communities, Inc. held of record by the undersigned on March 15, 2013 at the Annual Meeting of Shareholders to be held on May 21, 2013, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

0000160072_2 R1.0.0.51160

Continued and to be signed on reverse side